UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Soliciting Material under §240.14a-12

JBG SMITH PROPERTIES

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JBG SMITH PROPERTIES
4747 Bethesda Avenue, Suite 200
Bethesda, MD 20814
March 17, 2021
Dear Shareholder:
You are cordially invited to the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of JBG SMITH Properties to be held on Thursday, April 29, 2021 at 8:30 a.m., local time. Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our shareholders, this year’s Annual Meeting will be held in a virtual meeting format only. You will be able to attend the Annual Meeting virtually, vote your shares and submit questions during the Annual Meeting by visiting: www.virtualshareholdermeeting.com/JBGS2021.
At the Annual Meeting, shareholders will be asked to (i) elect 12 trustees to our Board of Trustees, (ii) approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in our Proxy Statement (“Say-on-Pay”), (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021, (iv) approve an amendment to the Company’s 2017 Omnibus Share Plan, as amended, to increase the number of common shares available for issuance under the plan, and (v) transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof. The accompanying Notice of Annual Meeting and Proxy Statement describe these matters.
Our Board of Trustees appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the virtual Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by submitting your proxy. If you do attend the Annual Meeting, you may revoke your proxy by electronically voting during the Annual Meeting.
Pursuant to rules adopted by the U.S. Securities and Exchange Commission’s “notice and access” rules, we have elected to provide access to our proxy materials via the Internet. Accordingly, instead of mailing printed copies of those materials to each shareholder, our proxy materials are available at www.proxyvote.com. We anticipate sending a Notice of Internet Availability of Proxy Materials to our shareholders on or about March 17, 2021 that provides instructions on how to access our proxy materials on the Internet. Please read the enclosed information carefully before submitting your proxy.
Sincerely,
W. Matthew Kelly
Chief Executive Officer

JBG SMITH PROPERTIES
4747 Bethesda Avenue, Suite 200
Bethesda, MD 20814

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS
To be held on April 29, 2021

To the Shareholders of JBG SMITH Properties:
NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of JBG SMITH Properties, a Maryland real estate investment trust (the “Company”), will be held in a virtual meeting format at www.virtualshareholdermeeting.com/JBGS2021 on Thursday, April 29, 2021 at 8:30 a.m., local time, for the following purposes:
1.
To elect 12 trustees to the Board of Trustees to serve until the 2022 Annual Meeting of Shareholders and until their successors have been duly elected and qualify;

2.
To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement (“Say-on-Pay”);

3.
To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

4.
To approve an amendment to the Company’s 2017 Omnibus Share Plan, as amended (the “Omnibus Plan”), to increase the number of common shares available for issuance under the plan; and

5.
To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Company’s Proxy Statement accompanying this Notice.
The Company knows of no other matters to come before the Annual Meeting. Only holders of record of the Company’s common shares at the close of business on March 8, 2021 are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof.
Regardless of the number of shares you hold, as a shareholder your role is very important, and the Board of Trustees strongly encourages you to exercise your right to vote. Pursuant to the U.S. Securities and Exchange Commission’s “notice and access” rules, the Company’s Proxy Statement and 2020 Annual Report to Shareholders are available online at www.proxyvote.com.
By Order of the Board of
Trustees,
Steven A. Museles
Chief Legal Officer and
Corporate Secretary
March 17, 2021
Bethesda, Maryland
WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, YOU ARE URGED TO VOTE BY INTERNET, BY TELEPHONE, OR BY MAIL BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY BY ELECTRONICALLY VOTING DURING THE ANNUAL MEETING.

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JBG SMITH PROPERTIES
4747 Bethesda Avenue, Suite 200
Bethesda, MD 20814

PROXY STATEMENT

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. This Proxy Statement first will be made available to shareholders on or about March 17, 2021.
ANNUAL MEETING OF SHAREHOLDERS
Date and Time April 29, 2021 at 8:30 a.m. (local time)	Record Date March 8, 2021
Location You can virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/JBGS2021.	Number of Common Shares Outstanding and Eligible to Vote at the Meeting as of March 8, 2021 131,471,957 common shares

VOTING MATTERS
Shareholders are being asked to vote on the following matters at the Annual Meeting:
Board Recommendation
Proposal 1. Election of 12 Trustees (page 12)	FOR EACH NOMINEE
Proposal 2. Say-on-Pay: Advisory Vote on Executive Compensation (page 17)	FOR
Proposal 3. Ratification of the Appointment of Deloitte & Touche LLP for 2021 (page 18)	FOR
Proposal 4. Amendment to the 2017 Omnibus Plan to Increase the Number of Common Shares Available for Issuance under the Plan (page 20)	FOR
OUR BUSINESS AND FORMATION
The Company
JBG SMITH Properties is a real estate investment trust (“REIT”) that owns, operates, invests in and develops a dynamic portfolio of high-growth mixed-use properties in and around Washington, DC. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the capital region, including National Landing where we serve as the exclusive developer for Amazon’s new headquarters. As of December 31, 2020, JBG SMITH’s portfolio comprised 16.7 million square feet of high-growth office, multifamily and retail assets, of which 98% (at our share) are metro-served. We also maintain a robust future pipeline encompassing 17.6 million square feet of mixed-use development opportunities.

2020 Business Performance Highlights
Our significant accomplishments in 2020 include:

2020 Business Performance Highlights

Supported health and safety of our customers and team

Launched Smart City Initiative in National Landing to advance 5G rollout and other connectivity enhancements

Completed over 800,000 square feet of office leasing activity

Maintained disciplined capital allocation strategy by selling Metropolitan Park land sites to Amazon, acquiring future development asset accommodating up to approximately 550,000 square feet of new development density directly across from Amazon's HQ2, and repurchasing 3.8 million shares at an average price of $27.72

Completed three Under-Construction assets totaling 374,000 square feet and 416 multifamily units, entitled 1,400 multifamily units and 240,000 square feet of office density for potential prelease

Commenced construction on 2.1 million square feet of office at Amazon's HQ2 (Metropolitan Park)

Preserved our balance sheet strength by recasting our $1 billion credit facility and closing on $385 million financing from Freddie Mac

Secured entitlements for first phase of Virginia Tech Innovation Campus

Advanced ESG goals through Washington Housing Initiative Impact Pool financing of 1,151 workforce housing units and received 5-Star GRESB sustainability rating

In addition, our total shareholder return (“TSR”) during the past three years, as described in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation

Program — 2020 Annual Equity Grants,” exceeded that of most of the constituent companies in the FTSE Nareit Equity Office Index (“Peer Companies”).
Executive Compensation
Our executive compensation program emphasizes performance over the long term by focusing on three important goals:
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Alignment with shareholder interests by requiring significant share ownership, tying substantial portions of pay to performance and paying a majority of compensation in equity subject to performance and multi-year vesting periods;

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Attracting and retaining the highest caliber executives who possess the skills to continue to grow and manage our business successfully; and

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Motivating our executives to achieve corporate and individual objectives.

Executive Compensation Elements and Objectives

2020 Executive Target Pay Mix
As described in the section titled “Elements of Executive Compensation Program” below, W. Matthew Kelly, David P. Paul and Stephen W. Theriot each elected to receive 100% of their 2020 cash bonuses in the form of equity awards.
2020 Actual Executive Pay Mix Before and After Cash Bonus Equity Election

Performance-Based Equity Structure
Corporate Governance Highlights
Our corporate governance is structured in a manner that the Board of Trustees (the “Board”) believes closely aligns the Company’s interests with those of our shareholders.
Our Board and its Corporate Governance and Nominating Committee remain attentive to and consider proposed corporate governance changes with two overarching principles in mind: (i) that governance of a public company by the majority of its shareholders is fair, and (ii) that the Company should align itself with the governance practices of corporate America generally, not just REITs.
Notable features of our corporate governance structure include the following:

Shareholder Alignment

- ✔ Annual election of Trustees
- ✔ Majority voting standard in uncontested trustee elections, with mandatory resignation policy for Trustees who do not receive the required number of votes for election
- ✔ Shareholder proxy access
- ✔ 10 out of 12 current Trustees are independent
- ✔ Share ownership requirements for executive officers and Trustees
- ✔ Policy prohibiting hedging or pledging of Company securities by our executive officers, including named executive officers, and hedging by our trustees
- ✔ No "poison pill"
- ✔ Shareholders may amend the bylaws, by a majority vote of shares entitled to be cast
- ✔ "Claw back" policy for performance-based compensation
- ✔ Diversity of skills, experience, gender and backgrounds of Trustees
- ✔ Shareholders may call a special meeting of shareholders if a specified voting threshold is met – a majority of shares entitled to be cast on the matter
- ✔ The Company has opted out of the Maryland Unsolicited Takeovers Act
- ✔ The Company has opted out of the Maryland Business Corporation Act

JBG SMITH PROPERTIES
4747 Bethesda Avenue, Suite 200
Bethesda, MD 20814

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why am I receiving this Proxy Statement?
This Proxy Statement is furnished by the Board of Trustees (the “Board”) of JBG SMITH Properties in connection with the Board’s solicitation of proxies for the 2021 Annual Meeting of Shareholders of JBG SMITH Properties (the “Annual Meeting”) to be held in a virtual meeting format at www.virtualshareholdermeeting.com/JBGS2021 on Thursday, April 29, 2021 at 8:30 a.m., local time, and at any adjournments or postponements thereof. This Proxy Statement will first be made available to shareholders on or about March 17, 2021.
We maintain a website at www.jbgsmith.com. Information on or accessible through our website is not and should not be considered part of this Proxy Statement.
Unless the context requires otherwise, references in this Proxy Statement to “JBG SMITH,” “we,” “our,” “us” and the “Company” refer to JBG SMITH Properties, a Maryland real estate investment trust (“REIT”), together with its consolidated subsidiaries.
Why did I not automatically receive a paper copy of the Proxy Statement, proxy card and Annual Report?
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, rather than paper copies of our proxy materials, we are sending a Notice of Internet Availability of Proxy Materials (the “Proxy Notice”) to our shareholders that provides instructions on how to access our proxy materials on the Internet. Shareholders may follow the instructions in the Proxy Notice to elect to receive future proxy materials in print by mail or electronically by email.
What am I being asked to vote on?
You are being asked to vote on the following proposals:
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Proposal 1 (Election of Trustees): The election of the 12 trustee nominees to the Board to serve until the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and until their successors have been duly elected and qualify;

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Proposal 2 (Say-on-Pay): The approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement (the “Say-on-Pay vote”);

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Proposal 3 (Ratification of the appointment of Deloitte & Touche LLP): The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and

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Proposal 4 (Amendment to Omnibus Plan): The approval of an amendment to our 2017 Omnibus Share Plan, as amended (the “Omnibus Plan”), to increase the number of common shares available for issuance under the plan.

Our Board knows of no other matters to be brought before the Annual Meeting.
What are the Board’s voting recommendations?
The Board recommends that you vote as follows:
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Proposal 1 (Election of Trustees): “FOR” each of the Board’s nominees for election as trustees;

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Proposal 2 (Say-on-Pay): “FOR” the approval, on a non-binding advisory basis, of the compensation of our Company’s named executive officers as disclosed in this Proxy Statement;

•
Proposal 3 (Ratification of the appointment of Deloitte & Touche LLP): “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and

•
Proposal 4 (Amendment to Omnibus Plan): “FOR” the approval of an amendment to our Omnibus Plan to increase the number of common shares available for issuance under the plan.

Who is entitled to vote at the Annual Meeting?
The close of business on March 8, 2021 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. Only holders of record of our common shares of beneficial interest (“common shares”) as of the close of business on the Record Date, or their duly appointed proxies, are entitled to receive notice of, to attend, and to vote at the Annual Meeting. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and you must obtain a proxy from your brokerage firm, bank, broker-dealer, trustee or nominee giving you the right to vote the shares at the Annual Meeting. On the Record Date, our outstanding voting securities consisted of 131,471,957 common shares.
What are the voting rights of shareholders?
Each common share is entitled to one vote on each matter to be voted. Votes in the election of trustees may not be cumulated.
How do I vote?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record with respect to those shares, and the Proxy Notice was sent directly to you by us. If you are a shareholder of record, you may attend the virtual Annual Meeting and vote electronically during the Annual Meeting. If you choose not to attend and vote at the Annual Meeting, you may instruct the proxy holders named in the proxy card how to vote your common shares in one of the following ways until 11:59 P.M. Eastern Time on April 28, 2021:
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Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a shareholder identification number provided in the Proxy Notice.

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Vote by telephone. You also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

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Vote by regular mail. If you received printed materials and would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Proxy Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you choose not to attend and vote at the Annual

Meeting, you should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form for this purpose.
Of course, you always may choose to attend the virtual Annual Meeting and vote your shares electronically during the Annual Meeting. If you do attend the virtual Annual Meeting and have already submitted a proxy, you may withdraw your proxy and vote electronically during the Annual Meeting.
How are proxy card votes counted?
Proxies submitted properly via one of the methods discussed above will be voted in accordance with the instructions contained therein. If the proxy is submitted but voting directions are not given, the proxy will be voted “FOR” each of the 12 trustee nominees, “FOR” approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and “FOR” the approval an amendment to our Omnibus Plan to increase the number of common shares available for issuance under the plan, and in such manner as the proxy holders named on the proxy (the “Proxy Agents”), in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, under applicable rules of the New York Stock Exchange (the “NYSE”) (the exchange on which our common shares are traded), the brokers will vote your shares according to the specific instructions they receive from you. If brokers that hold our common shares for a beneficial owner do not receive voting instructions from that owner at least 10 days prior to the Annual Meeting, the broker may vote only on a proposal if it is considered a “routine” matter under the NYSE’s rules. On “non-routine” matters, brokers do not have discretionary voting power and cannot vote without instructions from the beneficial owners, resulting in a so-called “broker non-vote.” Pursuant to the rules of the NYSE, the election of trustees, the Say-on-Pay and the amendment to our Omnibus Plan proposals each are “non-routine” matters, and brokerage firms may not vote on these matters without instructions from their clients, resulting in broker non-votes. In contrast, ratification of the appointment of an independent registered public accounting firm is considered a “routine” matter under NYSE’s rules, which means that brokers have discretionary voting authority to the extent they have not received voting instructions from their client on the matter.
How many votes are needed for the proposals to pass?
For Proposals 1, 2 and 3 to be voted on at the Annual Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN”. A majority of all votes cast is required to elect each trustee (Proposal 1), to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 2), and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 (Proposal 3). A majority of all votes cast means that the shares voted “FOR” the proposal must exceed the votes “AGAINST” the proposal, and therefore abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. However, both abstentions and broker non-votes will count toward the presence of a quorum.
For Proposal 4 to be voted on at the Annual Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN”. A majority of all votes cast is required to approve the amendment to the Omnibus Plan to increase the number of common shares available for issuance under the plan (Proposal 4). A majority of all votes cast means that the shares voted “FOR” the proposal must exceed the votes “AGAINST” the proposal. Because shareholder approval of Proposal 4 is required under NYSE rules and because the NYSE treats abstentions as votes cast, abstentions with respect to Proposal 4 will be counted as votes cast and will have the same effect as votes against the proposal, while other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. However, both abstentions and broker non-votes will count toward the presence of a quorum.

What will constitute a quorum at the Annual Meeting?
Holders representing a majority of all votes of our outstanding common shares entitled to be cast at the Annual Meeting must be present, by means of remote communication at the Annual Meeting or by proxy, for a quorum to exist. If the shares present in person via attendance at the virtual Annual Meeting or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are properly submitted by you or on your behalf will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the virtual Annual Meeting, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker non-votes also will be counted as present for purposes of determining the presence of a quorum.
If I plan to attend the Annual Meeting, should I still vote by proxy?
Yes. Voting in advance does not affect your right to attend the virtual Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. You may revoke your proxy by electronically voting during the Annual Meeting. You may vote electronically during the Annual Meeting at www.virtualshareholdermeeting.com/JBGS2021 by entering your 16-digit control number and following the instructions. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described above so that your vote will be counted if you later decide not to attend the meeting.
Who can attend, vote and ask questions at the Annual Meeting?
Only shareholders as of the Record Date, or their duly appointed proxies, may attend the virtual Annual Meeting. To enter the Annual Meeting and have the ability to submit questions during the Annual Meeting, shareholders must have their 16-digit control number available, which is provided in the Notice of Internet Availability of Proxy Materials. Only one shareholder per 16-digit control number can access the Annual Meeting. We encourage shareholders to log in to the website and access the virtual Annual Meeting before the Annual Meeting’s start time.
Shareholders may vote electronically during the Annual Meeting at www.virtualshareholdermeeting.com/JBGS2021 by entering your 16-digit control number and following the instructions.
During the Annual Meeting, we will endeavor to answer as many questions submitted by shareholders as time permits. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
What if I have technical difficulties or trouble accessing the virtual meeting?
If you encounter any technical difficulties accessing the virtual meeting or during the virtual meeting, please call: 1-844-986-0822, or if calling internationally, please call: 1-303-562-9302. We will have technicians ready to assist you.
Will any other matters be voted on?
The proposals set forth in this Proxy Statement constitute the only business that the Board intends to present at the Annual Meeting. The proxy does, however, confer discretionary authority upon the Proxy Agents or their substitutes to vote on any other business that may properly come before the meeting. If the Annual Meeting is postponed or adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Can I change my vote after I have voted?
You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) attending the Annual

Meeting and voting electronically during the Annual Meeting. If your common shares are held by a broker, bank or any other persons holding common shares on your behalf, you must contact that institution to revoke a previously authorized proxy.
Who is soliciting proxies for the Annual Meeting and who is paying for such solicitation?
The enclosed proxy for the Annual Meeting is being solicited by the Board. We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, certain of our trustees, officers and employees may solicit proxies by telephone, personal contact or other means of communication. They will not receive any additional compensation for these activities. In addition, we will, upon request, reimburse brokers, banks and other persons holding common shares on behalf of beneficial owners for the reasonable expenses incurred by them in forwarding proxy materials to beneficial owners.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this Proxy Statement does not imply that the information herein has remained unchanged since the date of this Proxy Statement.
Whom should I call if I have questions or need assistance voting my shares?
Please call Investor Relations at (240) 333-3755 or email smintz@jbgsmith.com if you have any questions in connection with voting your shares.

PROPOSAL 1: ELECTION OF TRUSTEES
The Board has set the number of trustees at 12. Our declaration of trust provides that each trustee will be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until a successor is duly elected and qualifies. There is no cumulative voting in the election of trustees.
Each of the individuals below currently serves on our Board, and each has been recommended by our Corporate Governance and Nominating Committee and nominated by our Board to serve on the Board until our 2022 Annual Meeting and until their respective successors are elected and qualify. Based on its review of the relationships between the trustees and the Company, the Board has determined that all of our trustees, except W. Matthew Kelly and Robert A. Stewart, are independent under applicable SEC and NYSE rules.
The Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve as a member of the Board if elected. If any nominee is unavailable for election or service, the Board may designate a substitute nominee, and the Proxy Agents will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board also may, as permitted by our bylaws, decrease the size of the Board.
The Corporate Governance and Nominating Committee has set forth a written policy including minimum qualifications that a trustee candidate must possess. In addition, the written policy sets forth certain additional qualities and skills that, while not a prerequisite for nomination, should be considered by the Corporate Governance and Nominating Committee when evaluating a particular candidate. See “Corporate Governance and Board Matters — Trustee Nominee Selection Process.”
Nominees for Election as Trustees
The table below sets forth the names of each of our trustee nominees, all of whose terms will expire at the 2022 Annual Meeting. For each person, the table lists the age, as well as the current positions and offices with the Company.
Name	Position with the Company	Served as Trustee since	Age as of the Annual Meeting
Phyllis R. Caldwell	Trustee	2021(1)	61
Scott A. Estes	Trustee	2017	50
Alan S. Forman	Trustee	2017	55
Michael J. Glosserman	Trustee	2017	75
Charles E. Haldeman, Jr.	Trustee	2017	72
W. Matthew Kelly	Trustee, Chief Executive Officer	2017	48
Alisa M. Mall	Trustee	2020	43
Carol A. Melton	Trustee	2017	66
William J. Mulrow	Trustee	2017	65
Steven Roth	Chairman of the Board	2017	79
D. Ellen Shuman	Trustee	2017	66
Robert A. Stewart	Trustee, Vice Chairman	2017	59

(1)
Ms. Caldwell was appointed to the Board on February 17, 2021, effective March 1, 2021.

Set forth below is biographical information of each of our trustee nominees.

Ms. Caldwell became Chair of the Board of Directors of Ocwen on March 15, 2016. Ms. Caldwell has served as a Director of Ocwen since January 2015. Ms. Caldwell is founder and managing member of Wroxton Civic Ventures, LLC, which provides advisory services on various financial, housing and economic development matters, a position she has held since January 2012. Previously, Ms. Caldwell was Chief, Homeownership Preservation Office at the U.S. Department of the Treasury, responsible for oversight of the U.S. housing market stabilization, economic recovery and foreclosure prevention initiatives established through the Troubled Asset Relief Program, from November 2009 to December 2011. Prior to such time, Ms. Caldwell held various leadership roles during her 11 years at Bank of America until her retirement from Bank of America in 2007, serving most recently as President of Community Development Banking. Since January 2014, Ms. Caldwell has served as an independent director of City First Bank of DC. Ms. Caldwell also serves on the boards of non-profit organizations engaged in housing and community development finance, as well as Broadway Financial Corporation (NASDAQ: BYFC) and Revolution Acceleration Acquisition Corp (NASDAQ: RAACU). Ms. Caldwell received her Master of Business Administration from the Robert H. Smith School of Business at the University of Maryland, College Park and holds a Bachelor of Arts in Sociology, also from the University of Maryland.

Ms. Caldwell was selected to serve on our Board based on her extensive experience in housing and economic matters.

Phyllis Caldwell	Age 61
INDEPENDENT TRUSTEE	Trustee since 2021

Mr. Estes served as the Executive Vice President and Chief Financial Officer of Welltower Inc. (NYSE: HCN), a real estate investment trust focused on healthcare infrastructure from January 2009 through October 2017. Mr. Estes joined Welltower Inc. in April 2003 from Deutsche Bank Securities, a financial firm, where he served as Senior Equity Analyst and Vice President from January 2000 to April 2003. Since June 2018 Mr. Estes has served on the Board of Directors of Essential Properties Realty Trust (NYSE: EPRT), a real estate investment trust that acquires, owns and manages primarily single tenant properties, where he serves as the chair of the Audit Committee and a member of the Compensation and Nominating and Corporate Governance Committees. Mr. Estes received his Bachelor of Arts from the College of William and Mary.

Mr. Estes was selected to serve on our Board based on his financial and business experience as Chief Financial Officer of a large real estate investment trust.

Scott Estes	Committee:	Age 50
INDEPENDENT TRUSTEE	AUDIT (CHAIRMAIN), COMPENSATION	Trustee since 2017

Mr. Forman serves as a Director of Investments at the Yale University Investments Office, the team charged with managing the University's $25 billion endowment fund. Mr. Forman joined the Investments Office in October 1990 as a Senior Financial Analyst and has served as a Director of Investments since October 1997. In October 1992 and October 1994, he was promoted to Senior Associate and Associate Director, respectively. Mr. Forman previously served on the Board of Directors of Stemline Therapeutics (NASDAQ: STML), where he was the chair of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation Committees. Mr. Forman also previously served on the Board of Trustees of Acadia Realty Trust (NYSE: AKR), where he served as Chairman of the Compensation Committee and was a member of the Nominating and Corporate Governance Committee. Mr. Forman also served on the Board of Directors of Kimpton Group Holdings, which was ultimately sold to Intercontinental Hotels Group (NYSE: IHG). He served on the Compensation and Nominating and Governance Committees at Kimpton Group Holdings prior to its sale. Mr. Forman received a Bachelor of Arts from Dartmouth College and a Master of Business Administration from the Stern School of Business at New York University.

Mr. Forman was selected to serve on our Board based on his experience overseeing real estate investments for Yale University's endowment and, in that capacity, his longstanding investment relationship with the JBG Legacy Funds.

Alan Forman	Committee:	Age 55
INDEPENDENT TRUSTEE	CORPORATE GOVERNANCE AND NOMINATING (CHAIRMAN), COMPENSATION	Trustee since 2017

Mr. Glosserman worked at JBG from March 1979 until June 2017, and he served as a Managing Partner and member of JBG's Executive Committee from 2008 until June 2017. He began his career as a staff attorney with the U.S. Department of Justice in March 1971, before moving into commercial real estate investment and development in various senior positions with the Rouse Company between March 1972 and March 1979. He currently serves on the board of directors of the CoStar Group (NASDAQ: CSGP), a provider of information, analytics and marketing services to the commercial real estate industry in the United States and United Kingdom. He received his Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania and his Juris Doctor from the University of Texas Law School.

Mr. Glosserman was selected to serve on our Board based on his 45 years of experience in all facets of commercial and residential real estate investment, development, and operations.

Michael J. Glosserman	Committee:	Age 75
INDEPENDENT TRUSTEE	CORPORATE GOVERNANCE AND NOMINATING	Trustee since 2017

From July 2009 to June 2012, Mr. Haldeman served as the Chief Executive Officer of the Federal Home Loan Mortgage Corporation, a public government sponsored enterprise that operates in the U.S. secondary mortgage market. Mr. Haldeman joined the Federal Home Loan Mortgage Corporation from Putnam Investments, where he served as President and Chief Executive Officer from November 2003 to June 2008 and Chairman from June 2008 to June 2009. Mr. Haldeman served as the Non Executive Chairman of KCG Holdings (NYSE: KCG) from November 2013 until July 2017. Since 2012, Mr. Haldeman has served as a member of the Board of Directors of S&P Global (NYSE: SPGI), including as the Non Executive Chairman from April 2015 to October 2020 and as a member of the Financial Policy and Nominating and Corporate Governance Committees. Mr. Haldeman also served as the director of DST Systems (NYSE: DST) from November 2014 until April 2018. Mr. Haldeman received his Bachelor of Arts from Dartmouth College, Summa Cum Laude, a Master of Business Administration from Harvard Business School, where he graduated with high distinction as a Baker Scholar, and a Juris Doctor from Harvard Law School.

Mr. Haldeman was selected to serve on our Board based on his managerial experience, in particular his experience overseeing the Federal Home Loan Mortgage Corporation's strategy, operating plans and financial goals.

Charles (Ed) Haldeman	Committee:	Age 72
INDEPENDENT TRUSTEE	AUDIT, CORPORATE GOVERNANCE AND NOMINATING	Trustee since 2017

Mr. Kelly has served as our Chief Executive Officer and a member of the Board since our formation. Mr. Kelly worked at JBG from August 2004 until our formation in 2017 and served as Managing Partner and a member of JBG's Executive Committee and Investment Committee from 2008 our formation. Mr. Kelly was responsible for the day to day oversight of JBG's investment strategy and the investment and acquisition activity of the JBG Legacy Funds. Prior to joining JBG, he was co founder of ODAC Inc., a media software company, which he helped start in March 2000, and prior to that worked in private equity and investment banking as an analyst with Thomas H. Lee Partners in Boston, and Goldman Sachs, & Co (NYSE: GS) in New York. Mr. Kelly is a Trustee of the Urban Institute and serves as a member of the NAREIT Executive Board and the Real Estate Roundtable. He also serves as Chairman of the Board of the Medstar Health Washington Hospital Center. Mr. Kelly has served in a number of academic posts including as an Executive in Residence of the Steers Center at the McDonough School of Business at Georgetown University. Mr. Kelly received his Bachelor of Arts with honors from Dartmouth College and a Master of Business Administration from Harvard Business School.

Mr. Kelly was selected to serve on our Board based on his experience as a successful business leader and entrepreneur, as well as the breadth and depth of his experience in all facets of commercial and residential real estate investment, development, and operations.

W. Matt Kelly	Age 48
CEO/TRUSTEE	Trustee since 2017

Ms. Mall is a managing director at Foresite Capital responsible for corporate development, long-term capital strategy, investor relations and ESG engagement, a position she has held since November 2020. Prior to Foresite Capital, Ms. Mall served at Carnegie Corporation from 2009 to October 2020, where she was most recently Managing Director, Investments managing the corporation's real assets portfolio, and prior to which she served as Associate Director of Investments. Prior to Carnegie Corporation, Ms. Mall served as Director, Equity Capital Markets, at Tishman Speyer Properties from 2007 to 2009. She previously practiced law as a real estate associate at the law firm Orrick, Herrington & Sutcliffe. Ms. Mall has served on the board of FS Development Corp. II (NASDAQ: FSH) since Feburary 2021. She also serves on the boards of the Pension Real Estate Association (PREA), Breakthrough New York, and the Bronfman Fellowship and is a member of the investment committee of UJA Federation of New York. She received her Juris Doctor from Stanford Law School and her Bachelor of Arts, magna cum laude, from Yale University.

Ms. Mall was selected to serve on our Board based on her experience making and overseeing real estate portfolio investments.

Alisa Mall	Committee:	Age 43
INDEPENDENT TRUSTEE	CORPORATE GOVERNANCE AND NOMINATING	Trustee since 2020

Ms. Melton is the Chief Executive Officer and founder of Adeft Capital, a venture capital firm advising and investing in new innovative companies in a variety of sectors, which she founded in August 2018. Ms. Melton previously served as a senior executive officer of two global media and entertainment companies (formerly known respectively as Time Warner Inc. and Viacom). At Time Warner, Ms. Melton served as Executive Vice President of Global Public Policy from June 2005 until August 2018. Ms. Melton joined Time Warner from Viacom, where she served as Executive Vice President for Government Relations from June 1997 to June 2005. Ms. Melton is a member of the Council on Foreign Relations and serves on the Board of Directors and as First Vice President of the Economic Club of Washington, DC. Ms. Melton has also served on the Board of Directors for The RealReal (NASDAQ: REAL) since August 2020. Ms. Melton received her Bachelor of Arts degree from Wake Forest University, a Master of Arts from the University of Florida and a Juris Doctor from the Washington College of Law at American University.

Ms. Melton was selected to serve on our Board based on her experience in strategic oversight of policy related activities for global businesses.

Carol A. Melton	Committee:	Age 66
INDEPENDENT TRUSTEE	COMPENSATION (CHAIR)	Trustee since 2017

Mr. Mulrow has served as a senior advisor to Blackstone, an alternative asset manager, since May 2017. Mr. Mulrow has served as a Director of Consolidated Edison, Inc. (NYSE: ED) since November 2017 and Titan Mining Corporation (TSX: TI) since October 2018. Mr. Mulrow previously served as a Director of Arizona Mining Inc. (TSX: AZ) from June 2017 until June 2018. From January 2015 to April 2017, Mr. Mulrow served as Secretary to Andrew M. Cuomo, Governor of the State of New York. Prior to his service in the Governor's office, Mr. Mulrow worked as a Senior Managing Director at Blackstone from April 2011 to January 2015. Mr. Mulrow has also worked in senior positions at Paladin Capital Group, Citigroup (NYSE: C), Rothschild and Donaldson, Lufkin and Jenrette Securities Corporation. Mr. Mulrow has served in a number of academic posts including the Board of Advisors for the Taubman Center for State and Local Government at the Harvard University John F. Kennedy School of Government and on the Board of the Maxwell School of Citizenship and Public Affairs at Syracuse University. Mr. Mulrow received a Bachelor of Arts, Cum Laude, from Yale University and a Master of Public Administration from the Harvard University John F. Kennedy School of Government.

Mr. Mulrow was selected to serve on our Board based on his more than 30 years of experience in business, government and politics.

William (Bill) Mulrow	Committee:	Age 65
INDEPENDENT TRUSTEE	AUDIT, COMPENSATION	Trustee since 2017

Mr. Roth has served as Chairman of our Board since our formation. Mr. Roth has been the Chairman of the Board of Trustees of Vornado (NYSE: VNO) since May 1989 and Chairman of the Executive Committee of the Vornado board since April 1980. From May 1989 until May 2009, Mr. Roth served as Vornado's Chief Executive Officer, and has been serving as Chief Executive Officer again since April 15, 2013. He is a co founder and Managing General Partner of Interstate Properties since September 1968. He has also served as the Chief Executive Officer and Chairman of the Board of Alexander's, Inc. (NYSE: ALX) since March 1995 and May 2004, respectively, and has served as a trustee of Urban Edge Properties (NYSE: UE) since the completion of its spin off from Vornado in January 2015. Mr. Roth was a director of J. C. Penney Company, Inc., a retailer (NYSE: JCP), from February 2011 until September 2013. Mr. Roth is a graduate of DeWitt Clinton High School in the Bronx. He received his Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree with Highest Distinction from The Tuck School of Business at Dartmouth.

Mr. Roth was selected to serve on our Board based on his 48 years of experience in all facets of commercial and residential real estate investment, development and operations.

Steven Roth	Age 79
CHAIRMAN OF THE BOARD, INDEPENDENT TRUSTEE	Trustee since 2017

Ms. Shuman has served as the Chair of the Investment Advisory Council of the State of Connecticut, to which she was appointed by Governor Ned Lamont, since May 2020. Since August 2013 until May 2020, Ms. Shuman was the Managing Partner of Edgehill Endowment Partners, an investment firm that manages the endowments of mission-based institutions. Prior to founding Edgehill Endowment Partners, Ms. Shuman served as Vice President and Chief Investment Officer of Carnegie Corporation of New York, a philanthropic foundation, from January 1999 to July 2011. Ms. Shuman served as the Director of Investments of the Yale Investment Office, which manages the endowment of Yale University, from 1986 to 1998. Ms. Shuman served as a trustee of Bowdoin College from 1992 to 2013. Ms. Shuman served as a director of Meristar Hospitality Corporation from 2001 until its take-private acquisition by Blackstone in 2006 and as a director of General American Investors from July 2004 through April 2013. Ms. Shuman received her Bachelor of Arts degree, Magna Cum Laude, from Bowdoin College and a Master of Public and Private Management from the Yale University School of Management.

Ms. Shuman was selected to serve on our Board based on her experience in the management of investments for endowments and foundations.

Ms. D. Ellen Shuman	Committee:	Age 66
INDEPENDENT TRUSTEE	AUDIT, CORPORATE GOVERNANCE AND NOMINATING	Trustee since 2017

Mr. Stewart served as our Executive Vice Chairman from our formation until July 2020, when he resigned from the Company, and currently serves as Vice Chairman of our Board. Mr. Stewart worked at JBG from June 1988 until our formation in 2017, serving as Managing Partner and Chair of the Investment Committee, and, during his tenure with JBG, focused on the acquisition, financing and disposition of JBG investments, conceiving development plans for JBG assets and the asset management and fundraising processes. Mr. Stewart served as a member of JBG's Executive Committee until our formation. Mr. Stewart received his Bachelor of Arts from Princeton University and a Master of Business Administration from The Wharton School of the University of Pennsylvania.

Mr. Stewart was selected to serve on our Board based on his experience as a successful business leader, as well as his extensive experience in all facets of commercial and residential real estate investment, development, and operations.

Robert A. Stewart	Age 59
VICE CHAIRMAN OF THE BOARD	Trustee since 2017

Vote Required and Recommendation
Trustees are elected by a majority of all votes cast in uncontested elections. There is no cumulative voting in the election of trustees. For purposes of this Proposal 1, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR”
ELECTION OF EACH OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our shareholders are entitled to cast a non-binding advisory vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis” section of this Proxy Statement, the compensation tables and accompanying narrative disclosures. We refer to this as our “Say-on-Pay” vote. While this Say-on-Pay vote is an advisory vote that is not binding on the Company or the Board, we value the views of our shareholders, and the Board’s Compensation Committee, which administers our executive compensation program, will consider the outcome of the vote when making future compensation decisions. The Board has adopted a policy, which shareholders approved by a non-binding advisory vote, of providing for an annual Say-on-Pay vote. Accordingly, we anticipate that the next such vote will occur at the 2022 annual meeting of shareholders.
The primary objectives of our executive compensation are to (1) align the interests of our executives with those of our shareholders; (2) attract and retain the highest caliber executives in our industry; and (3) motivate executives to achieve corporate performance objectives as well as individual goals. To fulfill these objectives, we have an executive compensation program that includes three major elements — base salary, annual bonus incentives and long-term equity incentives, which may include stock options, restricted shares or partnership unit awards and performance-based equity awards. When determining the overall compensation of our named executive officers, including base salaries, annual bonus incentives and long-term equity incentives amounts, the Compensation Committee considers a number of factors it deems important, including:
•
the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance;

•
the business environment, our strategy, and our financial, operational and market performance;

•
corporate governance and regulatory factors related to executive compensation; and

•
marketplace compensation levels and practices.

The Compensation Committee comprises independent trustees responsible for the overall design and administration of our executive compensation programs. For a more detailed description of the responsibilities of the Compensation Committee, see “Corporate Governance and Board Matters — Committees of the Board — Compensation Committee.”
We believe that our executive compensation program achieves our compensation objectives. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this Proxy Statement.”
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement. For purposes of approving this Proposal 2, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board, which comprises independent trustees, has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021. Even if the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine that such a change would be in our and our shareholders’ best interests. If our shareholders do not ratify this appointment, the Audit Committee may consider the appointment of another independent registered public accounting firm but will not be required to appoint a different firm.
A representative of Deloitte & Touche LLP is expected to be present at the virtual Annual Meeting. He or she will have the opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. For purposes of approving this Proposal 3, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.
Principal Accountant Fees and Services
The following table summarizes the fees billed by Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 31, 2020 and 2019.
	2020	2019
Audit Fees(1)	$1,775,000	$2,025,000
Audit-Related Fees(2)	299,891	358,891
Tax Fees(3)	735,525	669,353
All Other Fees	—	—
Total	$2,810,416	$3,053,244

(1)
Audit fees for 2020 and 2019 include audit fees for professional services rendered for the audits of the Company’s annual consolidated and combined financial statements included in the Company’s Annual Report on Form 10-K and the reviews of the consolidated and combined interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)
Audit-related fees for 2020 and 2019 include fees for professional services rendered that are related to the review of registration statements and audits of the Company’s subsidiaries which are not reported above under “Audit Fees.”

(3)
Tax fees consist of tax and consulting fees relating to services provided related to tax return preparation, tax consultations and other similar matters.

Pre-Approval Policies and Procedures
The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit

Committee, any engagement of the Company’s independent auditor to provide any audit, review and attest services or non-audit services to the Company. Permissible audit, audit-related, tax and other services other than those specifically pre-approved pursuant to the pre-approval policy require specific pre-approval by the Audit Committee. All audit, audit-related, tax and other services provided to us for the year ended December 31, 2020 either were pre-approved by the Audit Committee or were approved pursuant to the Audit Committee’s pre-approval policy. Pursuant to the pre-approval policy, the Audit Committee may delegate pre-approval authority to one or more of its members who are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 4: AMENDMENT TO THE OMNIBUS PLAN TO INCREASE THE NUMBER OF COMMON SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN
Upon recommendation of the Compensation Committee, the Board approved an amendment to the Omnibus Plan to increase the total number of the Company’s common shares reserved for issuance under the Omnibus Plan by 8,000,000 common shares (the “Omnibus Plan Amendment”), subject to approval by our shareholders. The Omnibus Plan Amendment makes no other changes to the existing terms of the Omnibus Plan. We are asking our shareholders to approve the Omnibus Plan Amendment. The Omnibus Plan originally reserved a total of 10,330,200 shares, of which 1,799,174 remain available for future grants as of March 11, 2021.
The purpose of the Omnibus Plan is to promote the financial interests of JBG SMITH by enhancing our ability to attract and retain employees, non-employee trustees, advisors and consultants of outstanding ability and providing such persons with a way to acquire or increase their proprietary interest in the Company’s success. The Board is recommending this amendment to the Omnibus Plan to increase the number of common shares available for issuance under the Omnibus Plan by 8,000,000 shares for three primary reasons: (i) the Company grants equity awards throughout the organization as evidenced by an average of over 130 employees receiving such awards in each of 2019, 2020, and 2021; (ii) certain trustees, executive officers and other members of senior management regularly elect to receive all or a portion of their trustee fees and cash bonuses in the form of OP Unit-based awards; and (iii) the Board has established rigorous goals, the achievement of which is tied to the vesting of performance-based awards and 60.3% of the equity awards granted through March 8, 2021 have been performance-based awards. For these reasons, the Company requires a substantial pool of shares to be available for issuance under the Omnibus Plan. If the Omnibus Plan Amendment is approved by our shareholders, the Company intends to use at least two-thirds of the additional 8,000,000 shares for the issuance of performance-based awards.
If our shareholders do not approve the Omnibus Plan Amendment, the Omnibus Plan will continue, and compensatory equity-based compensation will continue under the Omnibus Plan to the extent common shares are available for issuance thereunder. As of March 11, 2021, there were 1,799,174 shares available for future grants under the Omnibus Plan (without giving effect to additional shares that may become available upon the future expiration, forfeiture, or cancellation of outstanding awards). The Board and the Compensation Committee believe that, if the Omnibus Plan Amendment is not approved, our ability to align the interests of key personnel with shareholders through equity-based compensation would be compromised, disrupting our compensation program and impairing our ability to recruit, retain, and reward key personnel, or requiring us to shift our compensation plan to include more cash compensation.
Summary of the Material Terms of the Omnibus Plan, as amended by the Omnibus Plan Amendment
The following is a summary of the material provisions of the Omnibus Plan, as amended by the Omnibus Plan Amendment, and is qualified in its entirety by reference to the full text of the Omnibus Plan Amendment, which is attached hereto as Annex A, the 2017 Omnibus Share Plan, a copy of which is attached as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on July 21, 2017, Amendment No. 1 to the 2017 Omnibus Share Plan, a copy of which is attached as Exhibit 10.30 to the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2020, and Amendment No. 2 to the 2017 Omnibus Share Plan, a copy of which is attached as Exhibit 10.39 to the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2021.
Term; Amendment and Termination
The Omnibus Plan was adopted by the Board on June 23, 2017, received shareholder approval on July 10, 2017 and became effective on July 18, 2017 (“Effective Date”). Unless terminated sooner in accordance with its terms or extended with shareholder approval, the Omnibus Plan will terminate on the day before the tenth anniversary of the Effective Date, July 17, 2027. The Compensation Committee may amend or terminate the Omnibus Plan at any time, except that shareholder approval is required for amendments that (i) increase the maximum aggregate number of our common shares issuable under the Omnibus Plan, (ii) materially modify the eligibility requirements, (iii) result in a material increase in the benefits accrued to participants, (iv) reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights, or (v) require shareholder approval to comply with any applicable laws, regulations or rules. If there is a change in applicable tax law such that OP Unit-based awards (as defined below) become taxable to the holder of such OP Unit-based awards as ordinary income, JBG SMITH Properties LP (the “operating partnership”) may cause the OP Unit-based awards to be restructured and/or substituted for other awards to permit a tax deduction to JBG SMITH Properties LP or JBG SMITH while preserving substantially similar pre-tax economics to the holder of such OP Unit-based awards.
Administration
The Compensation Committee administers and interprets the Omnibus Plan. The Compensation Committee is authorized to select participants to receive awards and determine the type of awards to be made, the number of equity-based securities subject to any award and the other terms and conditions of such awards. JBG SMITH’s board of trustees, in its sole discretion, also may grant awards or administer the Omnibus Plan.
Eligibility
Awards may be granted to employees of JBG SMITH and non-employee trustees and consultants that provide bona fide services to JBG SMITH, as determined by the Compensation Committee. As such criteria are subjective in nature, JBG SMITH cannot accurately estimate the number of persons who may be included in the class of employees or consultants eligible to receive awards from time to time. Currently, all our non-employee trustees are eligible to receive awards under the Omnibus Plan from time to time.
Shares Available for Grant
Currently, awards with respect to a maximum of approximately 10,330,200 common shares may be granted under the Omnibus Plan, subject to adjustment as described below. If the Omnibus Plan Amendment is approved, awards with respect to a maximum of approximately 18,330,200 common shares may be granted under the Omnibus Plan, subject to adjustment as described below. If an award expires or is forfeited, terminated, cancelled, settled in cash or paid in cash in lieu of our common shares, then the common shares underlying such award will again become available for grant. Exercise of a stock option or a stock appreciation right reduces the common shares available for grant by the gross number of shares for which the award is exercised, even if the award is exercised by means of a net-settlement exercise procedure. Awards that are settled in cash and awards issued or assumed in connection with any merger, consolidation, acquisition of property or stock, reorganization or similar transaction will not count against the number of common shares that may be granted under the Omnibus Plan. Currently, no more than approximately 10,330,200 common shares (subject to adjustment as described below) may be issued upon the exercise of incentive stock options, and the maximum aggregate number of common shares for which any performance-based award may be granted to an Employee in any period of 12 consecutive months is approximately 2,582,500.
Adjustment of and Changes in Shares
In the event of any change in the number of outstanding common shares by reason of any share dividend or split, reverse split, recapitalization, merger, consolidation, spin-off, combination or exchange of our common shares or other corporate change, or any distributions to shareholders other than regular cash dividends, the Compensation Committee will make such substitution or adjustment, if any, as it deems equitable to (i) the number of share equivalents for which awards may be granted under the Omnibus Plan, (ii) the number or kind of our common shares or other securities issued or reserved for issuance pursuant to outstanding awards, (iii) the individual participant limitations and (iv) the number of our common shares that can be issued through incentive stock options, with certain limitations.
Types of Awards
Eligible participants may be granted awards of stock options, stock appreciation rights, performance shares, restricted shares, restricted share units (“RSUs”), other stock-based awards and operating partnership units.

Stock Options.   Stock options entitle the holder to purchase our common shares at a per share price determined by the Compensation Committee, which in no event may be less than the fair market value of the common shares on the date of grant. Options may be either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. Stock options are exercisable for such period as is determined by the Compensation Committee, but in no event may options be exercisable after 10 years from the date of grant. The Omnibus Plan does not provide for the grant of “reload stock options” (meaning, if a grantee were to pay the applicable exercise price in common shares already owned, the grantee would automatically be granted a new option in the amount of the surrendered common shares).
Stock Appreciation Rights.   Stock appreciation rights entitle the holder to receive from JBG SMITH an amount equal to the amount by which the fair market value of a JBG SMITH common share on the date of exercise exceeds the grant price. The Compensation Committee will establish the grant price, which may not be less than the fair market value of the common shares on the date of grant, and is authorized to determine whether a stock appreciation right will be settled in cash, common shares or a combination thereof.
Performance Shares and Restricted Shares.   Performance share awards consist of a grant of actual common shares or “share units” (which may be settled in cash, common shares or a combination thereof as determined by the Compensation Committee) having a value equal to an identical number of common shares in amounts determined by the Compensation Committee at the time of grant. Performance share awards consisting of actual common shares may provide the holder with dividends and voting rights prior to vesting. Performance share awards consisting of share units may provide the holder with dividend equivalent rights prior to vesting. Performance share awards entitle the holder to receive the value of such award based upon performance conditions and over a performance period as determined by the Compensation Committee at the time of grant.
Restricted share awards consist of a grant of actual common shares or share units having a value equal to an identical number of our common shares. Restricted share awards consisting of actual common shares provide the holder with dividends and voting rights prior to vesting. Restricted share awards consisting of share units may provide the holder with dividend equivalent rights prior to vesting. The employment or other conditions and the length of the period for vesting of restricted share awards are established by the Compensation Committee at the time of grant.
Other Stock-Based Awards.   Other types of equity-based or equity-related awards, including the grant or offer for sale of unrestricted common shares and performance stock and performance units settled in common shares or cash, may be granted under such terms and conditions as may be determined by the Compensation Committee.
OP Unit-Based Awards.   Operating partnership unit-based awards (“OP Unit-based awards”) consist of a grant of limited partnership units (“OP Units”) of JBG SMITH Properties LP (or any successor entity), the entity through which JBG SMITH will conduct substantially all its business, and can be granted either as free-standing awards or in tandem with other awards under the Omnibus Plan and are valued by reference to the value of a JBG SMITH common share. The employment conditions, the length of the period for vesting and other applicable conditions and restrictions of OP Unit-based awards, including computation of financial metrics and/or achievement of pre-established performance goals, are established by the Compensation Committee. Such OP Unit-based awards may provide the holder with dividend-equivalent rights prior to vesting. OP Unit-based awards also include Appreciation Only LTIP Units.
Performance Awards
The Omnibus Plan provides that the Compensation Committee may grant equity awards intended to qualify as “performance-based compensation” within the meaning of former Section 162(m) of the Code prior to its elimination by the Tax Cuts and Jobs Act and contains required procedures for the Compensation Committee and permitted performance criteria applicable to the grant of such awards.
Vesting
The Compensation Committee will determine the time or times at which awards become vested, unrestricted or may be exercised, subject to the following limitations. Subject to accelerated vesting in the event of an actual change in control or a grantee’s involuntary termination, retirement, disability or death, (i) full value awards (i.e., awards with a value equivalent to a full JBG SMITH common share or Performance-Based LTIP Units) with time-based vesting will be subject to a minimum three-year vesting period (with no more than one-third of the common shares subject thereto vesting earlier than a date 60 days prior to the first anniversary of the date on which such award is granted and on each of the next two anniversaries of such initial vesting date) and (ii) full value awards with performance-based vesting will have a performance period that ends no earlier than 60 days prior to the first anniversary of the commencement of the period over which performance is evaluated. Notwithstanding the foregoing, a maximum of 5% of the maximum aggregate number of our common shares available under the Omnibus Plan in respect of full value awards can be subject to full value awards without regard to the minimum vesting limits in the preceding sentence, any full value awards granted in connection with our formation are not subject to the minimum vesting limits in the preceding sentence or be counted against the aforementioned 5% exception to the minimum vesting limits, and awards granted to employees or non-employee trustees pursuant to elections to receive such awards in lieu of cash bonuses or fees or retainers payable to them, will not be subject to the minimum vesting limits in the preceding sentence.
Transfer Restrictions
Awards are not assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any holder may be subject to any lien, obligation or liability of the holder. The Compensation Committee may determine, at the time of grant or thereafter, that an award (other than an award of incentive stock options) is transferable by a holder to such holder’s immediate family members (or trusts, partnerships or limited liability companies established for such immediate family members).
Change in Control
Upon a change in control of JBG SMITH, a participant’s award will be treated as set forth in the applicable award agreement, or, in the case of OP Unit-based awards, will also be governed by the limited partnership agreement. However, the Compensation Committee may take one or more of the following actions, to the extent it determines Section 409A of the Code permits such action: (i) settle awards for cash or securities (with any out-of-the-money stock options or stock appreciation rights canceled for no consideration), (ii) provide for the assumption of or the issuance of substitute awards that substantially preserve the terms of the affected awards, (iii) modify awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the vesting of such awards or lapse of restrictions thereon will accelerate, (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue, or (v) provide that stock options or stock appreciation rights will become fully exercisable for a period of at least 20 days prior to the change in control, and that any stock options or stock appreciation rights not exercised within this period will terminate upon change in control.
Clawback
Awards granted under the Omnibus Plan will be subject to the requirement that the awards be repaid to JBG SMITH after they have been distributed to the participant (i) to the extent set forth in the Omnibus Plan or an award agreement or (ii) to the extent the participant is, or in the future becomes, subject to any JBG SMITH clawback or recapture policy, including any such policy that is adopted to comply with the requirements of any applicable laws, or any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.
Material United States Income Tax Consequences
Below is a brief summary of the principal U.S. federal income tax consequences of the Omnibus Plan under current law. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income, withholding and payroll tax matters, and other tax consequences. The specific tax consequences to a participant will depend on that participant’s individual circumstances.
Incentive Stock Options.   Upon the grant or exercise of an incentive stock option, no income will be recognized by the optionee for federal income tax purposes, and JBG SMITH will not be entitled to any deduction. If the common shares acquired upon exercise are not disposed of within the one-year period beginning on the date of the transfer of the common shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such common shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to JBG SMITH. If such common shares are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the common shares on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of disposition, and JBG SMITH will be entitled to a corresponding deduction (subject to the limitations under Section 162(m) of the Code). The amount by which the fair market value of the common shares at the time of exercise of an incentive stock option exceeds the option price will constitute an item of tax preference that could subject the optionee to the alternative minimum tax. Whether the optionee will be subject to such tax depends on the facts and circumstances applicable to the individual.
Non-Qualified Stock Options.   Upon the grant of a non-qualified stock option, no income will be recognized by the optionee, and JBG SMITH will not be entitled to any deduction. Upon the exercise of such an option, the amount by which the fair market value of the common shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee, and JBG SMITH will be entitled to a corresponding deduction (subject to the limitations under Section 162(m) of the Code). All option grants to non-employee trustees and consultants are treated as non-qualified options for federal income tax purposes.
Stock Appreciation Rights.   Upon the grant of a stock appreciation right, no taxable income will be realized by the holder, and JBG SMITH will not be entitled to any tax deduction. Upon the exercise of a stock appreciation right, the amount by which the fair market value of the common shares at the time of exercise exceeds the grant price will be taxed as ordinary income to the holder, and JBG SMITH will be entitled to a corresponding deduction (subject to the limitations under Section 162(m) of the Code).
Performance Shares and Restricted Shares.   A participant will not be subject to tax upon the grant of a restricted share unit, or upon the grant of actual restricted common shares, unless such participant makes the election referred to below. Upon the vesting date (the date of lapse of the applicable forfeiture conditions or transfer restrictions, in the case of share awards and, in the case of share unit awards, the date of vesting and distribution of the shares and/or cash underlying the share units), the participant will recognize ordinary income equal to the fair market value of the shares and/or cash received (less any amount such participant may have paid for the shares), and JBG SMITH generally will be entitled to a deduction equal to the amount of income recognized by such participant (subject to the limitations under Section 162(m) of the Code). In the case of an award of actual restricted common shares, if any dividends are paid on such common shares prior to the vesting date, they will be includible in a participant’s income during the restricted period as additional compensation (and not as dividend income).
A participant may elect to recognize immediately, as ordinary income, the fair market value of actual restricted JBG common shares (less any amount paid for the shares) at date of grant, without regard to applicable forfeiture conditions and transfer restrictions. This election is referred to as a Section 83(b) election. If a participant makes this election, the holding period will begin the day after the date of grant, dividends paid on the shares will be subject to the normal rules regarding distributions on stock and no additional income will be recognized by such participant upon the vesting date. However, if a participant forfeits the restricted shares before the vesting date, no deduction or capital loss will be available to that participant (even though the participant previously recognized income with respect to such forfeited shares). In the event that the shares are forfeited by such participant, JBG SMITH generally will include in its income the amount of its original deduction.
OP Unit-Based Awards.   OP Unit-based awards are intended to qualify as “profits interests” for federal income tax purposes, meaning that, under current law, income should not be recognized by the recipient, and JBG SMITH will not be entitled to any deduction, upon grant or vesting. As profits interests, OP Unit-based awards do not initially have full economic parity with common limited partnership units with respect to liquidating distributions, but upon the occurrence of specified events could over time achieve such economic parity and thereby accrete to an economic value equivalent to common shares on a one-for-one basis. However, there are circumstances under which such parity would not be reached, in which case the value of an OP Unit-based award would not be fully realized by the recipient. A recipient of an OP Unit-based award that achieves economic parity with OP Units generally is expected to recognize income or gain (possibly including some short term capital gain) over the period such award is held in an amount approximately equal to the value of the OP Unit-based award upon disposition plus the amount of any cash distributions received with respect to the OP Unit-based award. If certain holding period requirements are met (generally three years from the most recent grant), gain from the disposition of OP Unit-based awards may qualify as long-term capital gain (if the holding period requirements are not met, then part or all any gain would be short-term capital gain). The tax consequences of the ownership and disposition of profits interests is complex and particularly susceptible to legislative or administrative changes or guidance that are potentially adverse (relative to anticipated treatment) to the recipient.
Disposition of Shares.   Unless stated otherwise above, upon the subsequent disposition of common shares acquired under any of the preceding awards, the participant will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the participant’s basis in the common shares, and such amount will be long-term capital gain or loss if such common shares were held for more than 12 months.
Additional Medicare Tax.   Participants are subject to a 3.8% tax on the lesser of (i) the participant’s “net investment income” for the relevant taxable year and (ii) the excess of the participant’s modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000, depending on the participant’s circumstances). A participant’s net investment income generally includes dividend income and net gains from the disposition of our common shares, and income and gains from or with respect to OP Unit-based awards. Participants are urged to consult their tax advisors regarding the applicability of this Medicare tax to their income and gains.
Section 409A.   If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Participants are urged to consult with their tax advisors regarding the applicability of Section 409A of the Code to their awards.
New Plan Benefits
No awards have been granted pursuant to the Omnibus Plan that are contingent upon the approval by our shareholders of the Omnibus Plan Amendment. If the Omnibus Plan Amendment is approved, we anticipate that other equity-based awards may be granted in the future in the discretion of the Compensation Committee under the Omnibus Plan out of the additional common shares to be reserved for issuance in connection with the approval of the Omnibus Plan Amendment; however, the number of common shares that may be so granted will be based upon various prospective factors, including the nature of services to be rendered by our employees, officers, non-employee trustees and consultants, and their potential contributions to our success. Accordingly, the number, type, and grantee(s) of actual future awards cannot be determined at this time.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the amendment to the Omnibus Plan. Because shareholder approval of Proposal 4 is required under NYSE rules and because the NYSE treats abstentions as votes cast, abstentions with respect to Proposal 4 will be counted as votes cast and will have the same effect as votes against the proposal, while other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE OMNIBUS PLAN.

AUDIT COMMITTEE REPORT
Scott A. Estes, Charles E. Haldeman, Jr., William J. Mulrow and D. Ellen Shuman were each members of the Audit Committee of the Board in 2020. The members of the Audit Committee are appointed by and serve at the discretion of the Board. The Audit Committee held five meetings during the year ended December 31, 2020.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board, as specified in the Audit Committee charter. Management has the primary responsibility for the Company’s financial statements and reporting process, including the Company’s accounting policies, internal audit function, system of disclosure controls and internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2020 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management, the internal auditors and the independent registered public accounting firm also made presentations to the Audit Committee throughout the year on specific topics of interest, including the Company’s (i) 2020 integrated audit plan; (ii) updates on completion of the audit plan; (iii) compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, as amended; (iv) critical accounting policies; (v) assessment of the impact of new accounting guidance; (vi) non-GAAP policies and procedures; and (vii) cybersecurity.
The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required by the PCAOB regarding such firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and the Company and considered the compatibility of non-audit services with such firm’s independence.
The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.
Respectfully submitted,
The Audit Committee
SCOTT ESTES (Chair)
CHARLES HALDEMAN
WILLIAM MULROW
D. ELLEN SHUMAN
The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Profile
The Board believes our corporate governance is structured in a manner that closely aligns the Company’s interests with those of our shareholders. Notable features of our corporate governance structure include the following:
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each of our trustees is subject to re-election annually;

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our trustees are elected by a majority voting standard in uncontested trustee elections;

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our Corporate Governance Guidelines provide that any incumbent trustee in an uncontested election who does not receive a greater number of “for” votes than “against” votes shall promptly tender his or her offer of resignation to the Board following certification of the vote. The Corporate Governance and Nominating Committee shall consider the offer to resign and shall recommend to the Board the action to be taken in response to the offer, and the Board shall determine whether to accept such resignation;

•
our bylaws provide for a right of proxy access, which enables eligible shareholders to include their nominees (the greater of two or 20% of the total number of trustees) for election as trustees in our proxy statement for annual meetings;

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of the 12 persons who currently serve on our Board, we have determined 10 to be independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;

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all the members of our Audit, Compensation and Corporate Governance and Nominating Committees are independent;

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we have determined that at least one of our trustees qualifies as an “audit committee financial expert” as defined by the SEC;

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our share ownership guidelines require trustees to own securities of the Company equal to at least five times their annual cash retainers and our Chief Executive Officer and other named executive officers to own securities equal to at least six times and three times their annual base salaries, respectively;

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our shareholders, by a majority vote of shares entitled to be cast, may adopt, alter or repeal any provision of our bylaws or make new bylaws;

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we have a policy prohibiting hedging or pledging of our securities by our executive officers, including named executive officers, and hedging by our trustees;

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we have a “claw-back” policy for performance-based compensation;

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our trustees have a diversity of skills, experience, gender and backgrounds;

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our shareholders may call a special meeting of shareholders if a specified voting threshold is met – a majority of shares entitled to be cast on the matter;

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we have opted out of the Maryland control share acquisition statute, the Maryland Business Combination Act, and the Maryland Unsolicited Takeovers Act; and

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we do not have a shareholder rights plan.

Our declaration of trust and bylaws provide that the number of trustees constituting the Board may be increased or decreased by a majority vote of the entire Board, provided the number of trustees may not be greater than 15 and may not be decreased to fewer than the minimum number required under the Maryland General Corporation Law, which currently is one trustee. The tenure of office of a trustee will not be affected by any decrease in the number of trustees.
Our bylaws currently provide that, except as may be provided by our Board in setting the terms of any class or series of shares, any vacancy may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will hold office for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is duly elected and qualifies.
There are no family relationships among our executive officers and trustees. All trustees except W. Matthew Kelly and Robert A. Stewart have been determined by the Board to be independent under applicable NYSE and SEC rules.
Shareholder Engagement
We believe engaging with our shareholders on a regular basis is important because a complex, long-term strategy like ours requires detailed explanation. In particular, our large development pipeline and placemaking strategy using multifamily, office and retail assets and our high growth strategy distinguish our business from other REITs. In addition, we believe the location of Amazon’s second headquarters and Virginia Tech’s new Innovation Campus in National Landing in Northern Virginia, where more than half of our portfolio is located, has created significant new growth opportunities for our Company.
Our goal is to interact with the investment community on a quarterly basis through a variety of channels including: our quarterly investor package comprising our management letter, earnings release and detailed financial supplement, which we believe facilitate productive and efficient engagement with investors; quarterly PowerPoint presentations; participation in various industry conferences, non-deal roadshows and sell-side analyst tours; and periodic investor days in Washington, DC.
Specifically, in 2020, in addition to publishing our quarterly investor package, we:
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regularly had calls or virtual meetings with investors and sell-side analysts

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participated in investor events, including a research analyst event, property tours and the Nareit REITWorld conference in November 2020

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discussed most frequently in the foregoing settings several key topics, including:

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The impact of the COVID-19 pandemic on our business;

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Amazon HQ2, the Virginia Tech Innovation Campus, and our Smart City initiative as demand catalysts for National Landing;

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Washington, DC real estate market fundamentals;

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Growth drivers in our portfolio;

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Progress on stabilizing our operating portfolio and delivering/leasing our under-construction assets;

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Status of our development pipeline; and

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Capital Allocation Strategy

Core Competencies and Diversity of Our Trustees
Our Board has deep experience in the public markets and strong capital allocation credentials. While maintaining these strengths, we believe our Board should evolve in a direction that reflects the strength and diversity of our national labor force. Our Board has made a long-term commitment to establish an equal balance between men and women and one that reflects the diversity of our country. These goals will not be achieved overnight, but they are deeply important to us, and we are committed to meeting them over the long term. To that end, four of the current nominees to serve on our Board are female, including one who self-identifies as diverse.
The following charts summarize diversity and core competencies currently represented on our Board. The details of each trustee’s competencies are included in each trustee’s biography.

Corporate Responsibility and Sustainability
By fully integrating environmental sustainability, social responsibility, and strong governance practices throughout our organization, we believe we can enhance our communities and conserve resources while growing shareholder value. We remain committed to transparency in our investment strategy with a focus on operating efficiency, responding to evolving trends, and addressing the needs of our tenants and communities.
Selected Sustainability Program and other achievements are summarized below. We maintain a website at https://www.jbgsmith.com/about/sustainability. Information on or accessible through our website is not and should not be considered part of this Proxy Statement.

Our Company	ESG Strategy
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Board oversight of environmental and social matters through annual reporting on strategy and performance.

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Management of social and environmental capital embedded in our investment strategy, corporate culture and stakeholder engagement process.

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Membership in several industry sustainability organizations including Global Real Estate Sustainability Benchmark (GRESB), the U.S. Green Building Council, the Department of Energy Better Buildings Alliance, the NAIOP DC MD Sustainable Development Committee and the Urban Land Institute Greenprint Center for Building Performance.

Highlights
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Achieved 5-star rating in the GRESB Real Estate Assessment, awarded the 2020 Global Sector Leader for the Diversified — Office/Residential sector.

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69% of operating assets are certified under at least one green building rating system.

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97% of operating assets are benchmarked.

Environmental	Climate Change Mitigation & Adaptation
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Assessment of physical climate risks to further understanding of future climate conditions and direct physical risk to assets.

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Presented findings to Chief Operating Officer (COO) and Chief Legal Officer (CLO) in preparation for development of portfolio level adaptation plan.

Tenant Engagement
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Named a Green Lease Leader Gold for engaging tenants in advancing mutually beneficial sustainability goals, including cost recovery for efficiency investment.

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Discussion of sustainability programs at regular tenant meetings.

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Providing tools and resources for tenants to improve efficiency.

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Providing Healthy Workplace Blueprint specific to each asset.

Resource Management
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Committing by 2030 to reducing energy consumption by 25%, predicted energy consumption by 25%; water consumption by 20%, embodied carbon by 20%, and greenhouse gas emissions (scope one and two) by 25%, increase waste diversion to 60%, and verify all assets across our operating portfolio and development pipeline.

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Conducting energy audits and real time monitoring of energy use and equipment efficiency via the Tenant Service Center.

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Implementation and tracking of energy and water conservation measures.

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Commitment to annual reduction in energy use per square foot of 20% by 2024 over a 2014 baseline through the Department of Energy Better Buildings Challenge.

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Achieved a 3.0% annual average reduction in energy use intensity across the office portfolio over first six years of commitment.

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Comprehensive waste management program diverting waste from the landfill through recycling, donations, and composting.

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97% of our portfolio is served by high quality transit.

Social	Housing Affordability
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Financial support and in-kind donation to more than 20 local organizations that support those in need and answer the urgent call for increased affordable workforce housing.

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Launched the Washington Housing Initiative (“WHI”) in 2019 to preserve or build more than 3,000 units of affordable workforce housing in our region over the next decade.

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The Washington Housing Initiative Impact Pool (“Impact Pool”) completed fundraising in 2020 and raised capital commitments totaling $114.4 million, which includes a JBG SMITH commitment of $11.2 million. The Impact Pool is the social impact investment vehicle for the WHI and is managed by a subsidiary of JBG SMITH.

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During 2020, the Impact Pool closed on two investments totaling $21.8 million in loans and 1,151 units preserved — a $15.1 million mezzanine loan to Alexandria Housing Development Corporation for the acquisition of Parkstone, and a $6.7 million subordinate loan to the Washington Housing Conservancy for the acquisition of Crystal House. JBG SMITH is the third party manager for both properties.

Diversity and Inclusion
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A strong, collaborative culture that strives to create an inclusive and healthy work environment for our employees, allowing us to continue to attract innovative thinkers to our organization.

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Internal committees focused on diversity, women’s leadership, and workforce development.

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38% Female and 56% Minority workforce, 41% Female Leadership.

Employee Engagement
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Offering a variety of training opportunities throughout the year through JBGS University, focusing on green certification programs and energy efficiency best practices.

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Providing commercial leasing team with an education series focused on health and wellness.

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Offering new analysts an overview of Environmental, Social, and Governance practices

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Providing a comprehensive benefits package including parental leave.

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Employee-based JBG SMITH Cares committee focused on supporting organizations that demonstrate a meaningful impact and align with our corporate strategy.

Governance	Risk Assessment	• Conduct semi-annual risk assessments designed to identify the material risks our business faces and the potential impact of those risks on our strategy and operations.

Human Capital
JBG SMITH utilizes talent management practices in the broadest sense to create a holistic, engaging work experience for our employees. The upshot of these practices includes accolades such as placing 3rd on The Washington Post’s list of Great Places to Work for large employers. The sentiments that led to this outstanding finish were reiterated by our employees throughout the year on the frequent pulse surveys conducted to ensure we were supporting our population in every way possible during the pandemic. Commensurate with our high levels of engagement, we also saw decline in turnover for the second consecutive year. Given our continued desire to remain an employer of choice we continue to monitor the effectiveness of our engagement, and the engagement survey we launched in January 2021 reflected positive results and higher levels of engagement than previous such surveys, including reporting that 92% of our employees are fully engaged, 93% would recommend JBG SMITH as a place to work, and 96% are proud to work for JBG SMITH.
A key to engagement for JBG SMITH is ensuring we are putting our employees’ needs first and creating a workplace experience where employees thrive. We are proud of what we offer in the area of talent management and the investment we are making in our employee population — especially in a year where many companies were not able to do the same due to COVID-19. Some examples include:

What We Do

- ✔ Talent Reviews
- ✔ Streamlined Annual Performance Reviews
- ✔ Executive Coaching Available
- ✔ Choice of RSUs or LTIPs for Equity Awards
- ✔ Flexible Work Schedules
- ✔ Flexible PTO
- ✔ ESPP
- ✔ Meeting-Free Thursday Mornings
- ✔ Town Halls
- ✔ Regular Pulse Check Surveys
- ✔ Weekly Business Updates / Ad-hoc COVID updates
- ✔ Total Rewards Statements
- ✔ Weekly CEO Videos
- ✔ Free Mental Health Care
- ✔ Supplemental Compensation for On-Site Employees
- ✔ Monthly D+I Newsletters
- ✔ Launched JBG SMITH Inclusion Community
- ✔ Launched JBG SMITH D+I Employee Roundtable Series
- ✔ Partnerships with Schools and Organizations to Facilitate Recruitment of Diverse Talent

What We Do Not Do

- ✘ Furlough / Layoffs
- ✘ Pay Cuts / Reduced Work Weeks
- ✘ Hiring Freezes / Job Offer Withdrawals
- ✘ Reduced Benefit Matches

2020 also marked a transformative year in our corporate diversity and inclusion (“D&I”) effort, as we continued to execute our comprehensive, multi-year strategy. With an ongoing focus on our 5 strategic pillars — (1) workforce and talent, (2) workplace culture, (3) business integration, (4) industry and branding, and (5) metrics and accountability — we’ve made notable progress in our journey to cultural and behavioral change.
From developing a multifaceted D&I communications strategy to launching our JBG SMITH Inclusion Community, our commitment to diversity and inclusion has been a priority throughout 2020. As we continued to build D&I competency, our executive team and senior leaders took part in D&I training, as well as participated in related sessions focused on educating and raising awareness. In response to the external climate, specifically the racial injustice that took center stage in 2020, we created platforms for our employees to have a voice and engage in important dialogue. Through the launch of our JBG SMITH D&I Employee Roundtable Series, which included over 100 people, to various facilitated team discussions, we created opportunities to leverage the collective voices of our employees and impact real change.
We also focused on embedding diversity and inclusion even further into our business, with a focus on implementing more inclusive and equitable systems, practices and processes. We assessed our talent and recruitment function, to establish more inclusive, equitable processes and practices. From being intentional about how and where we recruit diverse talent, to ensuring diverse candidate slates for all open positions, the changes implemented resulted in our 2020 internship class being 54% diverse, with 30% of our interns coming from brand new partnerships built with diverse colleges, universities and professional organizations.
Board Leadership Structure
Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. The Board understands that there is no single generally accepted approach to providing Board leadership, and the appropriate Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the independent trustees periodically consider the Board’s leadership structure. Currently, the roles of Chief Executive Officer and Chairman of the Board are held by different trustees. W. Matthew Kelly has served as Chief Executive Officer and Steven Roth has served as Chairman since our formation in 2017. The Board believes that this structure provides the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis. The Chairman presides at all meetings of the shareholders and of the Board as a whole. The Chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in the bylaws or by the Board.
Although not applicable now, our Corporate Governance Guidelines provide that if the Chairman is an executive officer of the Company, then the Board will have a Lead Trustee, who shall be a non-management trustee. The Lead Trustee will be selected on an annual basis by a majority of the non-management trustees then serving on the Board. When the Chairman is a management trustee, we believe the Lead Trustee position strengthens the role of our independent trustees and encourages independent Board leadership. The responsibilities of the Lead Trustee include, among others:
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serving as liaison among (i) management, including the Chief Executive Officer, (ii) our non-management trustees, (iii) employees reporting misconduct that by their nature cannot be brought to management and (iv) interested third parties and the Board;

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presiding at executive sessions of the independent trustees;

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serving as the focal point of communication to the Board regarding management plans and initiatives;

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ensuring that the role between Board oversight and management operations is respected;

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providing the medium for informal dialogue with and among independent trustees, allowing for free and open communication within that group; and

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serving as the communication conduit for third parties who wish to communicate with the Board.

Executive Sessions
Our non-management trustees met in special executive sessions without management at each of our in-person Board meetings. Steven Roth, as Chairman, chaired the sessions. Per our Corporate Governance Guidelines, the Board expects to conduct executive sessions limited to non-management trustees at each of our regularly scheduled Board meetings, and at least annually will hold an executive session limited to independent trustees. Additionally, our Corporate Governance Guidelines provide that the Chairman shall preside over these sessions.

Attendance of Trustees at 2020 Board and Committee Meetings and Annual Meeting of Shareholders
The Board held a total of six meetings during 2020. Except for Mr. Roth, each trustee attended at least 75% of the meetings of the Board and all committees thereof on which such trustee served during 2020.
In accordance with the Company’s Corporate Governance Guidelines, trustees are expected to attend the annual meeting of shareholders. All trustees, except for Ms. Caldwell, who was not a trustee at the time, attended our 2020 Annual Meeting of Shareholders.
Committees of the Board
Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The principal functions of each committee are briefly described below. Each committee operates under a written charter adopted by the Board, which are available on our website at www.jbgsmith.com.
The table below provides membership information for each of the Board committees as of the date of this Proxy Statement. Each committee is composed exclusively of independent trustees, in accordance with NYSE rules.
Trustee	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Scott A. Estes	X (Chair)*	X
Alan S. Forman		X	X (Chair)
Michael Glosserman			X
Charles E. Haldeman, Jr.	X		X
Alisa M. Mall			X
Carol A. Melton		X (Chair)
William J. Mulrow	X	X
D. Ellen Shuman	X		X

*
Audit Committee financial expert.

Audit Committee
Scott A. Estes (chair), Charles E. Haldeman, Jr., William J. Mulrow and D. Ellen Shuman comprise the Audit Committee. Each of the members of the Audit Committee has been determined by our Board to be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act, the rules and regulations of the SEC, and in accordance with the Company’s Corporate Governance Guidelines.
The Audit Committee’s principal purposes are to (i) oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements and (ii) prepare an Audit Committee report as required by the SEC for inclusion in our annual proxy statement. The Audit Committee’s responsibility includes oversight related to:
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our accounting and financial reporting processes;

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the integrity of our consolidated financial statements;

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our systems of disclosure controls and procedures and internal control over financial reporting;

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our compliance with financial, legal and regulatory requirements;

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evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

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the performance of our internal audit function; and

•
our overall risk profile.

The Audit Committee also is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, and reviewing the annual and quarterly SEC filings. The Audit Committee also approves the Audit Committee report required by SEC regulations to be included in our annual proxy statement.
The Audit Committee shall consist of no fewer than three members, and at least one member of the Audit Committee must qualify as a “financial expert” as defined by the SEC. The Board has determined that Mr. Estes is an “audit committee financial expert,” as defined by the applicable SEC regulations and NYSE corporate governance listing standards and has accounting or related financial management expertise.
The Audit Committee will meet as often as it determines, but not less frequently than quarterly. During 2020, the Audit Committee met five times.
Compensation Committee
Carol A. Melton (chair), Scott A. Estes, Alan S. Forman and William J. Mulrow comprise the Compensation Committee. Each of the members of the Compensation Committee is independent, as defined by the rules of the NYSE, the rules and regulations of the SEC, and in accordance with the Company’s Corporate Governance Guidelines.
The principal functions of the Compensation Committee include:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating their performance in light of such goals and objectives and determining and approving their remuneration based on such evaluation;

•
implementing and administering our incentive compensation plans and equity-based plans;

•
assisting management in complying with our proxy statement and annual report disclosure requirements;

•
producing a report on executive compensation to be included in our annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

The Compensation Committee will meet as often as it determines, but not less frequently than annually. During 2020, the Compensation Committee met four times.
Corporate Governance and Nominating Committee
Alan S. Forman (chair), Michael Glosserman, Charles E. Haldeman, Jr., Alisa M. Mall, and D. Ellen Shuman comprise the Corporate Governance and Nominating Committee. Each of the members of the Corporate Governance and Nominating Committee is independent, as defined by the rules of the NYSE, the rules and regulations of the SEC, and in accordance with the Company’s Corporate Governance Guidelines.
The principal functions of the Corporate Governance and Nominating Committee include:
•
identifying, recruiting and recommending to the full Board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at each annual meeting of shareholders;

•
developing and recommending to the Board Corporate Governance Guidelines and implementing and monitoring such guidelines;

•
reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;

•
recommending to the Board nominees for each committee of the Board;

•
annually facilitating the assessment of the Board’s performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards;

•
overseeing the Board’s evaluation of management;

•
reviewing all related party transactions in accordance with the Company’s Related Party Transactions Policy; and

•
overseeing environmental and social issues, including risks associated with climate change.

The Corporate Governance and Nominating Committee will meet as often as it determines, but not less frequently than annually. During 2020, the Corporate Governance and Nominating Committee met four times.
Trustee Nominee Selection Process
The Corporate Governance and Nominating Committee has set forth in a written policy the minimum qualifications that trustee candidates must possess. At a minimum, a trustee candidate must possess:
•
high personal and professional ethics and integrity;

•
an ability to exercise sound judgment, including in relation to the Company’s business and strategy;

•
an ability to make independent analytical inquiries;

•
an ability and willingness to devote sufficient time and resources to diligently perform Board duties, including attending regular and special Board and/or committee meetings;

•
appropriate and relevant business experience and acumen; and

•
a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to these minimum qualifications, the written policy sets forth certain additional qualities and skills that, while not a prerequisite for nomination, should be considered by the Corporate Governance and Nominating Committee when evaluating a particular candidate. These additional qualities and skills include, among others, the following:
•
whether the person possesses specific industry knowledge, expertise and/or contacts, including in the real estate industry generally, and familiarity with general issues affecting the Company’s business;

•
whether the person’s nomination and election would enable the Board to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC in Item 407 of Regulation S-K;

•
whether the person would qualify as an “independent” trustee under the rules of the NYSE and the Company’s Corporate Governance Guidelines;

•
the importance of continuity of the existing composition of the Board; and

•
the importance of a diverse Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating trustee candidates. A trustee candidate’s background and personal experience, however, will be significant in the Board’s candidate identification and evaluation process to help ensure that the Board remains aware of and responsive to the needs and interests of our customers, shareholders, employees and other stakeholders.
The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) members of the Corporate Governance and Nominating Committee, (b) trustees of the Company and (c) any other party deemed appropriate by the

Corporate Governance and Nominating Committee, including shareholders. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.
As part of the candidate identification process, the Corporate Governance and Nominating Committee will evaluate the skills, expertise and diversity possessed by the current Board, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board. The Corporate Governance and Nominating Committee also will consider the Company’s bylaws, the number of trustees expected to be elected at the next annual meeting of shareholders and whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Corporate Governance and Nominating Committee then will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Corporate Governance and Nominating Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. The Corporate Governance and Nominating Committee evaluates the performance of each current trustee and considers the results of such evaluation when determining whether to recommend the nomination of such trustee for an additional term. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the advance notice and other requirements set forth in our bylaws have been followed. At an appropriate time prior to each annual meeting at which trustees are to be elected or re-elected, the Corporate Governance and Nominating Committee recommends to the Board for nomination by the Board such candidates as the Corporate Governance and Nominating Committee, in the exercise of its judgment, has found to be well-qualified and willing and available to serve.
At an appropriate time after a vacancy arises on the Board or a trustee advises the Board of his or her intention to resign, the Corporate Governance and Nominating Committee will recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Corporate Governance and Nominating Committee, in the exercise of its judgment, has found to be well-qualified and willing and available to serve. In determining whether a prospective member is qualified to serve, the Corporate Governance and Nominating Committee will consider the factors listed above.
Board Oversight of Risk Management
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, each of which addresses risks specific to their respective areas of oversight as follows:
•
Audit Committee: The Audit Committee has the responsibility to consider and discuss our major financial risk exposures, including credit, liquidity and market risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function.

•
Compensation Committee: The Compensation Committee assesses and monitors compensation policies for all employees, including non-executive employees, to ensure that such practices are designed to balance risk and reward in relation to the Company’s overall business strategy and do not encourage excessive risk-taking.

•
Corporate Governance and Nominating Committee: The Corporate Governance and Nominating Committee monitors the general operations of the Board and the Company’s compliance with its Corporate Governance Guidelines and applicable laws and regulations, including the applicable NYSE listing requirements.

Our Board and its standing committees also receive reports from the members of management responsible for the matters considered to enable our Board and each committee to understand and discuss risk identification and risk management.

The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to monitor effectively the risks discussed above.
Corporate Governance Guidelines
The Board has adopted a set of Corporate Governance Guidelines that reflects the Board’s commitment to monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with the goal of enhancing shareholder value over the long term. The Corporate Governance Guidelines are subject to periodic review by the Corporate Governance and Nominating Committee. The Corporate Governance Guidelines address, among other things:
•
the responsibilities and qualifications of trustees, including trustee independence;

•
the functioning of the Board;

•
the responsibilities, composition and functioning of the Board committees;

•
the appointment and role of the Lead Trustee, if applicable;

•
principles of trustee compensation;

•
the policies and procedures regarding trustee resignation; and

•
chief executive officer succession planning.

A copy of the Corporate Governance Guidelines is available on our website at www.jbgsmith.com.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics applies to trustees, officers and employees. Among other matters, the code is intended to deter wrongdoing and promote:
•
honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•
compliance with applicable governmental laws, rules and regulations;

•
prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•
accountability for adherence to the code.

Any waiver of, or changes to, the Code of Business Conduct and Ethics that apply to executive officers or trustees of the Company may be made only by the Corporate Governance and Nominating Committee or another committee of our Board comprising solely independent trustees or a majority of our independent trustees. Any such waiver will be promptly disclosed as required by law or regulation of the SEC and the rules of the NYSE.
A copy of the Code of Business Conduct and Ethics is available on our website at www.jbgsmith.com. We intend to disclose any changes in or waivers from the Code of Business Conduct and Ethics by posting such information on our website.
Compensation of Trustees
Our independent trustees receive compensation for services on our board for the period that commences with the annual meeting at which they are elected and concludes at the next annual meeting. All trustee compensation is paid in arrears following the Company’s annual meeting at the end of each such period of service.

Non-employee trustees are compensated as follows:
Additional compensation for non-employee Board Committee members:
	Chair Annual Retainer	Member Annual Retainer
Audit Committee	$25,000	$10,000
Compensation Committee	$15,000	$5,000
Corporate Governance and Nominating Committee	$15,000	$5,000
In lieu of receiving an annual retainer in cash, a non-employee trustee may elect to receive any portion of the annual retainer in the form of fully vested LTIP Units. Trustees who are employees of the Company or its subsidiaries will not receive compensation for their services as trustees. All trustees are reimbursed for their out-of-pocket expenses incurred in connection with the performance of Board duties. For information on the special class of limited partnership units of the partnership designated as LTIP units (“LTIP Units”), see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — LTIP Units.”
The following table presents information regarding the compensation earned during 2020 by non-employee trustees who served on the Board during the year. W. Matthew Kelly is an employee of the Company and did not receive any compensation for his service as a member of the Board in 2020. Robert A. Stewart was an employee of the Company through July 2020, and only received compensation for his service as a member of the Board in 2020 subsequent to his separation from employment with the Company. The compensation paid to Mr. Kelly is presented below under “Executive Compensation” in the table titled “Summary Compensation Table” and the related explanatory tables. The compensation paid to Mr. Stewart for his period of employment with the Company in 2020 is described in the section entitled “Robert A. Stewart Employment Agreement and Separation Agreement”.
Name	Fees Earned in Cash(1)	Share Awards(2)	Other	Total
Scott A. Estes	$130,000	$100,000	—	$230,000
Alan S. Forman(3)	$120,000	$100,000	—	$220,000
Michael J. Glosserman	$100,874	$100,000	83,571(4)	$284,445
Charles E. Haldeman, Jr.	$115,000	$100,000	—	$215,000
Alisa M. Mall(5)	$70,000	$166,667	—	$236,667
Carol A. Melton	$115,000	$100,000	—	$215,000

Name	Fees Earned in Cash(1)	Share Awards(2)	Other	Total
William J. Mulrow	$115,000	$100,000	—	$215,000
Steven Roth	$100,000	$100,000	—	$200,000
Mitchell N. Schear(6)	$33,333	$33,333	—	$66,666
D. Ellen Shuman	$111,667	$100,000	—	$211,667
Robert A. Stewart(7)	$41,667	—	—	$41,667
John F. Wood(6)	$35,000	$33,333	—	$68,333

(1)
Represents the amount of the annual cash retainer, including committee chair and member retainers, earned by each non-employee trustee from January 1, 2020 through December 31, 2020. As discussed below, certain non-employee trustees elect to receive the entirety of their annual cash retainer in the form of LTIP Units. These LTIP Units are fully vested as of the date of grant. The assumptions used to calculate these amounts are described in Note 14 to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)
Represents the annual equity grant of LTIP Units to each non-employee trustee. The assumptions used to calculate these amounts are described in Note 14 to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)
Alan S. Forman is an employee of Yale University, or Yale. Pursuant to an arrangement between Yale and Alan S. Forman, Yale University is entitled to receive, as of or prior to the time Mr. Forman ceases to serve as our trustee, all LTIP Units and other equity awards granted to Mr. Forman while employed by Yale. Pursuant to the arrangement, Mr. Forman receives trustee compensation (including trustee fees, equity awards and dividends) on behalf of, or as a nominee for, Yale.

(4)
Represents the salary of a dedicated administrative assistant and the value of the use of certain Company facilities provided to Mr. Glosserman pursuant to a transition arrangement with the Company.

(5)
Ms. Mall was elected to the Board in April 2020.

(6)
Mr. Schear and Mr. Wood stepped down from the Board in April 2020. Mr. Wood was determined to be independent during his period of service on the Board in 2020.

(7)
Mr. Stewart was an employee of the Company prior to July 2020. Compensation relates to fees earned by Mr. Stewart subsequent to his employment with the Company.

Our annual LTIP grants are made in connection with each annual meeting with respect to each one-year period of service. Such periods commence at the annual meeting at which a trustee is elected and conclude at the following annual meeting. The LTIP Units disclosed below represent the LTIP Units issued in 2020 in lieu of certain trustees’ annual board and committee retainers for the one-year period of service between the 2019 and 2020 annual meetings.
Name	LTIP Units (#)
Scott A. Estes	4,580
Alan S. Forman	—
Michael J. Glosserman	—
Charles E. Haldeman, Jr.	—
Alisa M. Mall	—
Carol A. Melton	4,052
William J. Mulrow	—
Steven Roth	3,523
Mitchell N. Schear	—

Name	LTIP Units (#)
Robert A. Stewart	—
D. Ellen Shuman	3,699
John F. Wood	—
The following table presents the number of outstanding Formation Units and LTIP Unit awards held by each of our trustees, other than Mr. Kelly, as of December 31, 2020.
Name	Formation Unit Awards Outstanding as of December 31, 2020(1)	LTIP Unit Awards Outstanding as of December 31, 2020(2)
Scott A. Estes	—	23,757
Alan S. Forman	—	15,594
Michael J. Glosserman	144,204	11,612
Charles E. Haldeman, Jr.	—	18,763
Alisa M. Mall	—	3,523
Carol A. Melton	—	22,815
William J. Mulrow	—	15,594
Steven Roth	175,202	15,135
D. Ellen Shuman	—	22,187
Robert A. Stewart	148,247	105,226

(1)
The awards represent the grant of Formation Units to Mr. Roth, Mr. Glosserman and Mr. Stewart in July 2017.

(2)
The awards represent the grant of LTIP Units to each non-employee trustee in July 2017, May 2018, May 2019 and April 2020, and the number of LTIP Units granted to each non-employee trustee in lieu of cash as compensation for their annual retainer, if elected by the trustee. Mr. Stewart’s awards include Time-Based LTIP Units awarded to him and Performance-Based LTIP Units earned by him during his tenure as an employee of the Company.

Company Policies
Share Ownership Guidelines
We believe that equity ownership by our trustees and named executive officers helps align their interests with our shareholders’ interests and therefore have adopted share ownership guidelines applicable to all of our trustees and executive officers. On an annual basis, we evaluate the ownership status of the trustees and executive officers.
The Chief Executive Officer is required to own equity securities of the Company equal in value to at least six times his annual base salary, and each other executive officer is required to own equity securities of the Company equal in value to at least three times his or her annual base salary. Non-employee trustees are required to own equity securities equal in value to five times their annual cash retainer. Executive officers and trustees must satisfy the ownership requirements within five years of when they became subject to the policy, which was adopted on August 10, 2017.
The Corporate Governance and Nominating Committee may waive the share ownership requirements in the event of a severe hardship or in circumstances in which compliance would prevent the participant from complying with a court order.
Hedging and Pledging of Company Securities
Our Insider Trading Policy prohibits our trustees and employees, including our named executive officers, from engaging in the following transactions: (i) trading in call or put options involving our securities and other derivative securities; (ii) engaging in short sales of our securities; and (iii) all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts. Additionally the policy prohibits our executive officers, including named executive officers from pledging or holding our securities in a margin account.
Board Self-Evaluation
Pursuant to the Company’s Corporate Governance Guidelines and the charters of the Compensation, Audit and Corporate Governance and Nominating Committees, the Corporate Governance and Nominating Committee will oversee the annual self-evaluation of the Board and each committee. The self-evaluation will include presentations to the Board by each committee chairperson, and may, if deemed necessary or appropriate by the Board, include reviews and/or presentations by the Company’s independent advisors, including its legal counsel and independent auditing firm. The Corporate Governance and Nominating Committee reports the assessments to the Board, and if the Board determines that changes in its governance practices need to be made, management and the Corporate Governance and Nominating Committee will work with the Board to implement the necessary changes.
Clawback Policy
Pursuant to the Company’s Incentive Compensation Recoupment Policy, in the event of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the result of which is that any performance-based compensation paid to certain of our executive officers would have been a lower amount had it been calculated based on such restated results, the Board, or the Compensation Committee if such authority is delegated by the Board, shall review such performance-based compensation. If the Board determines that the executive officer engaged in fraud or intentional misconduct which materially contributed to the need for a restatement, the Compensation Committee may seek to recover from the executive the pre-tax portion of the difference between the performance-based compensation actually paid and the amount that would have been paid had the performance-based compensation been calculated based on the restated financial statements for the three-year period prior to the restatement.
Communications with the Board
The Chairman serves as the communication conduit for third parties who wish to communicate with the Board. Shareholders and other interested parties may communicate with the Board or specified individual trustees by sending written correspondence to the “Chairman” c/o the Chief Legal Officer of JBG SMITH Properties, 4747 Bethesda Avenue, Suite 200, Bethesda, MD 20814, who will then directly forward such correspondence to the Chairman. The Chairman will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board. If the Chairman is an executive officer of the Company, the Board will designate a Lead Trustee, who will serve as the communication conduit for third parties who wish to communicate with the Board.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or ever has been an officer or employee of the Company, and no member of the Compensation Committee had any relationships during 2020 requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. No executive officer serves as a member of a board of trustees or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee. Accordingly, during 2020 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers.
Name	Position With the Company	Age as of the Annual Meeting
W. Matthew Kelly	Chief Executive Officer	48
David P. Paul	President and Chief Operating Officer	58
M. Moina Banerjee	Chief Financial Officer	39
Kevin “Kai” Reynolds	Chief Development Officer	51
George Xanders	Chief Investment Officer	35
Steven A. Museles	Chief Legal Officer and Corporate Secretary	58
Biographies
Please see “Proposal 1: Election of Trustees — Nominees for Election as Trustees” for information regarding W. Matthew Kelly.
David P. Paul.   Mr. Paul has served as our President and Chief Operating Officer since our formation in 2017. Mr. Paul has over 25 years of experience in the commercial real estate industry and worked at The JBG Companies® (“JBG”) from September 2007 until our formation, serving as a Managing Partner and member of JBG’s Executive Committee, Management Committee and Investment Committee. Prior to joining JBG, Mr. Paul worked in commercial and retail real estate development and investment with several firms, including WP Commercial, Archon Group, a subsidiary of Goldman, Sachs & Co (NYSE: GS), Starwood Urban Investments, and Trammell Crow Company, and has been involved in both domestic and international real estate investment. He began his career with the consulting firm Bain & Company. He received his Bachelor of Arts from Vanderbilt University and Master of Business Administration from The Tuck School of Business at Dartmouth.
M. Moina Banerjee.   Ms. Banerjee has served as our Chief Financial Officer since January 1, 2021, prior to which she served as Executive Vice President, Head of Capital Markets since December 2018 and as an Executive Vice President since our formation in 2017. Ms. Banerjee worked at JBG from August 2010 until our formation, serving as a Principal in the Investments group and on the Management Committee. Prior to joining JBG, Ms. Banerjee worked at the Blackstone Group in New York, focusing primarily on office, hotel, and senior living acquisitions. She also worked within Citigroup’s Investment Banking Division in New York (NYSE: C). Ms. Banerjee graduated with a Bachelor of Science in International Economics from Georgetown University and earned a Master of Business Administration from The Wharton School of the University of Pennsylvania.
Kevin “Kai” Reynolds.   Mr. Reynolds has served as our Chief Development Officer since December 2018, prior to which he served as our Co-Chief Development Officer since our formation in 2017. Mr. Reynolds worked at JBG from May 2003 until our formation, serving as a JBG partner and on the Management Committee. Prior to joining JBG, he worked in development for Gables Residential. Mr. Reynolds received his Bachelor of Arts from the University of Western Ontario and a Master of Business Administration from the University of North Carolina’s Kenan-Flagler Business School.
George Xanders.   Mr. Xanders has served as our Chief Investment Officer since January 2021, prior to which he served as Executive Vice President, Co-Head of Acquisitions since January 2019 and as an Executive Vice President since the Company’s formation in 2017. Mr. Xanders has been a member of JBG SMITH’s Investment Committee since January 2019. Prior to our formation, Mr. Xanders worked at JBG beginning in July 2008, serving as an Executive Vice President in the Investments group. Mr. Xanders graduated with a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill.

Steven A. Museles.    Mr. Museles has served as our Chief Legal Officer and Corporate Secretary since our formation in 2017. From August 2013 until joining JBG in March 2017, Mr. Museles served as Chief Legal Officer and Chief Compliance Officer of Alliance Partners, a credit-focused asset management firm. Prior to joining Alliance Partners, Mr. Museles served in several capacities at CapitalSource Inc. (NYSE: CSE), a specialty finance company, including as a member of the Board of Directors, Co-Chief Executive Officer, and Chief Legal Officer and Secretary. Prior to joining CapitalSource, he practiced corporate and securities law as a partner at Hogan Lovells. Mr. Museles has served on the Board of Directors of Revolution Acceleration Acquisition Corp (NASDAQ: RAAC) since December 2021. Mr. Museles received his Bachelor of Arts from the University of Virginia and Juris Doctor from the Georgetown University Law Center.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers. Specifically, this section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. Each of the key elements of our executive compensation program is discussed in more detail below. The following discussion should be read together with the compensation tables and related disclosures appearing later in this Proxy Statement.
This section presents information concerning compensation arrangements for our named executive officers for 2020. Compensation decisions for our named executive officers are made by the Compensation Committee which administers our executive compensation programs. The Compensation Committee believes the Company has strong compensation practices which have become even stronger since its inception, as evidenced by its 94% shareholder approval on “say on pay” last year and the third straight year (out of three years in total) of over 90% support.
For the year ended 2020, our named executive officers and their titles were as follows:
W. Matthew Kelly	Chief Executive Officer
David P. Paul	President and Chief Operating Officer
Stephen W. Theriot	Chief Financial Officer
Kevin “Kai” Reynolds	Chief Development Officer
M. Moina Banerjee	Executive Vice President, Head of Capital Markets
Executive Summary
2020 was set to be a monumental year for the Company. We started the year by delivering a host of recent and planned new assets, commencing construction on Amazon’s new headquarters, and preparing for our next phase of development in National Landing, including the Virginia Tech Innovation Campus and 3,100 new multifamily units. We were positioned to reap the increased net operating income (“NOI”) in our operating portfolio from the burn off of free rent related to our prior blend and extend leasing strategy and also the continued lease up of our recent deliveries. As is well documented, the world was turned upside down by the global COVID-19 pandemic starting in March, and we immediately began to feel its effects on our business. It rapidly became clear that the corporate goals we had just set in February would, in large part, be unattainable, and our immediate priority became the health and wellbeing of our employees, our tenants and their customers, and the communities we serve. While we continued to pursue our business strategy and achieved several successes throughout the year, including meeting or exceeding six of our 11 corporate goals, our decisions regarding compensation for 2020 were made under the umbrella of the pandemic and its impact on our business.
To that end, after adopting the 2020 short-term incentive plan at its February 2020 meeting, the Compensation Committee spent time at each of its meetings throughout the remainder of 2020 and into 2021 discussing the pandemic’s impact on the Company’s performance and the Company’s compensation-related goals:
•
April 2020: the Compensation Committee discussed the bonus framework, recognizing that priorities had shifted and that the program was no longer incentivizing employees as intended;

•
October 2020: the Compensation Committee agreed to keep the short-term incentive plan in place and apply a limited amount of subjectivity in determining year-end bonus amounts based on management’s efforts addressing the shifting priorities caused by the pandemic;

•
December 2020: the Compensation Committee made limited adjustments to bonus outcomes determining to pay out 85% of target as discussed in more detail below;

•
February 2021: the Compensation Committee determined not to modify the performance targets for outstanding performance-based equity awards and, aside from one increase related to a promotion, did not make any 2021 compensation adjustments for executive officers as compared to pay opportunities for 2020.

Executive Compensation Philosophy and Objectives
The primary objectives of our executive compensation are to (1) align the interests of our executives with those of our shareholders; (2) attract and retain the highest caliber executives in our industry; and (3) motivate executives to achieve corporate performance objectives as well as individual goals. To fulfill these objectives, we have an executive compensation program that includes three major elements — base salary, annual bonus incentives and long-term equity incentives, which may include stock options, restricted shares or partnership unit awards and performance-based equity awards. Other than the employment agreements and equity incentive plan, which are described below, we have not adopted any compensation policies, procedures or plans with respect to named executive officer compensation.
The cornerstones of our executive compensation program that help us achieve our objectives include:
•
Base Salaries. Central to our ability to attract and retain our executives is providing base salaries that fairly reward them for their value to the organization in successfully performing their respective roles.

•
Incentive Compensation. Incentive compensation is an important tool for providing variable, or “at risk,” compensation tied to performance. We view it as a means to motivate and reward our executives for performance, including the achievement of our financial and operational objectives, individual goals and value creation for shareholders. In accordance with our “pay-for-performance” orientation, we deliver a majority of our total executive compensation in the form of incentive compensation comprising short-term, annual cash incentives and long-term, equity-based incentives.

Holistically, we evaluate our executive pay program and make pay decisions within the context of a total compensation framework to ensure our overall compensation objectives are met. In doing so, we recognize the distinct nature of the individual elements of our pay program but are mindful of the interrelationship of the various components to the successful execution of our overall pay strategy.

Consistent with our philosophy, we have developed strong compensation practices while avoiding others in pursuit of our compensation objectives. These practices are as follows:

What We Do

- ✔ Most of executive pay is variable "at risk" compensation, designed to achieve pay-for-performance objectives
- ✔ Balanced mix of performance measures used to ensure a focus on our overall performance
- ✔ Strong emphasis on equity-based compensation to provide long-term incentives
- ✔ Compensation Committee has engaged an independent compensation consultant
- ✔ Offer our executives the option of receiving additional equity-based incentives in lieu of their annual cash bonus incentive as a retention mechanism to further align their interests with the long-term interests of our shareholders
- ✔ Executive officers and trustees are subject to rigorous share ownership guidelines
- ✔ Clawback policy to recover compensation from certain executive officers engaging in fraud or intentional misconduct that leads to a restatement of financials

What We Don't Do

- ✖ Guaranteed salary increases, cash incentive compensation or equity grants
- ✖ Extenstive perquisites or supplemental benefits to our executive officers
- ✖ Excise tax gross up payments
- ✖ Hedging or pledging of our securities by our executive officers, including named executive officers
- ✖ Single trigger change-in-control provisions

2018 Annual Cash Incentive Bonus Program

Performance Metrics	· Capital Allocation/Dispositions · Development Deliveries · Average Annual Residential Occupancy Levels · Accounting and IT Systems Management · Core FFO · Property-Level NOI · G&A Expense Management · Balance Sheet Management
Methodology	Compensation Committee discretion based on number of goals met
Performance Bandwidths	Compensation Committee discretion to pay at target (100%), more or less
Actual Bonus Payout	100%

2019 Annual Cash Incentive Bonus Program

Performance Metrics	· Capital Allocation/Dispositions · Investments and Development · National Landing (Amazon and Entitlement) · Aggregate Commercial Lease Valve · Average Annual Residential Occupancy Levels · Core FFO · Property-Level NOI · Compensation-Related Savings
Methodology	Must meet specified number of goals to achieve threshold, target or maximum bonus level (as a percentage of base salary)
Performance Bandwidths	Threshold (4 Goals) = 75% Target (6 Goals) = 100% Maximum (All 8 Goals) = 125%
Actual Bonus Payout	125%

2020 Annual Cash Incentive Bonus Program

Performance Metrics	· Capital Allocation/Dispositions · Construction Commencement · Construction Completion · Asset Entitlement · Aggregate Commercial Lease Execution/Value · Average Annual Residential Occupancy Levels · Core FFO · Property-Level NOI · Financial Reporting SASB/TCFD Alignment · Affordable Housing Financing
Methodology	Must meet specified number of goals to achieve threshold, target or maximum bonus level (as a percentage of base salary)
Performance Bandwidths	Threshold (6 Goals) = 50% Target (8 Goals) = 100% Maximum (10 Goals) = 150%
Actual Bonus Payout	85%

Advisory Vote on Executive Compensation
On an annual basis, the Company provides its shareholders with the opportunity to cast an advisory vote on executive compensation. In 2020, approximately 94% of the shares voted were in support of the 2019 compensation of the named executive officers. The Compensation Committee viewed this advisory vote as an expression of general shareholder satisfaction with the Company’s executive compensation program. Consistent with the advisory vote of shareholders at the 2020 Annual Meeting of Shareholders, the Company will hold advisory votes on executive compensation annually until the next say-on-frequency vote is conducted, which will be no later than 2024.
Annual Cash Incentive Program
Our short-term incentive (cash bonus) program has evolved since the Company’s formation such that a more rigid framework now applies. Despite the history of positive say on pay voting results, the Compensation Committee has proactively made constructive enhancements to the short-term incentive program. Payouts under our short-term incentive (cash bonus) program were initially entirely in the discretion of the Compensation Committee when the plan was first implemented for 2018. In 2019 we implemented a more rigorous system with specific objectives and a corresponding scoring system to determine payout amounts. In 2020, we continued to refine this objective program by adjusting the potential payout amounts on both the low and high ends. Finally, while the program provides for individual, subjective components for non-executive employees, the executive payout is 100% based on Company performance (i.e., no individual, subjective component) as determined by goals set in the beginning of each year.
Role of the Compensation Committee and Management
The Compensation Committee comprises independent trustees who are responsible for the overall design and administration of our executive compensation programs. For a more detailed description of the responsibilities of the Compensation Committee, see “Corporate Governance and Board Matters — Committees of the Board — Compensation Committee.”
When determining the compensation of our named executive officers, the Compensation Committee considers several factors it deems important, including:
•
the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance;

•
the business environment, our strategy, and our financial, operational and market performance;

•
marketplace compensation levels and practices; and

•
corporate governance and regulatory factors related to executive compensation.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. The Compensation Committee makes compensation decisions for our executive officers after careful review and analysis of appropriate performance information and market compensation data. The Compensation Committee determines the compensation for the Chief Executive Officer. In connection with determining compensation of executive officers other than the Chief Executive Officer, the Compensation Committee seeks input from the Company’s Chief Executive Officer. Any recommendations given by the Chief Executive Officer are based upon the Chief Executive Officer’s assessment of the Company’s overall performance, each executive officer’s individual performance, market compensation practices and employee retention considerations. The Compensation Committee reviews the

Chief Executive Officer’s recommendations, and in its sole discretion determines all executive officer compensation. The Chief Executive Officer does not provide any recommendations to the Compensation Committee regarding his own compensation.
Role of the Compensation Consultant
For 2020, the Compensation Committee engaged the services of FPL Associates, L.P. (“FPL”), an executive compensation consultant, to provide advice and counsel in carrying out its duties. FPL provided the Compensation Committee with market data on executive pay practices and levels and provided recommendations regarding the structure of executive pay opportunities, equity-based incentives and the equity incentive plan.
The Compensation Committee has the sole authority to approve the compensation consultant’s fees and terms of its engagement. The Compensation Committee has reviewed its relationship with FPL to ensure that it believes that FPL is independent from management. This review process includes a review of the services FPL provides, the quality of those services, and fees associated with the services during the fiscal year, as well as consideration of the factors impacting independence that are set forth in NYSE rules.
Use of Comparative Market Data
The Compensation Committee believes that for our compensation to be effective, it must be competitive with other real estate companies with which we may compete for executive talent. The Compensation Committee uses industry peer group data as one element of assessing and determining pay for our executive officers. Peer group data provides an insight into overall market pay levels, market trends, governance practices related to compensation and industry performance.
With assistance from FPL, the Compensation Committee undertook a comprehensive review of its peer group of companies with the goal of evaluating the competitiveness of the Company’s executive compensation program. The peer group was selected based on various criteria considered by the Compensation Committee, including industry (public REITs, and where appropriate, office, multifamily, and/or diversified REITs), size (defined by total capitalization), having a Washington DC/metropolitan presence, and/or an active development pipeline. As a result of this peer group review and evaluation, while being mindful of best practices for selecting a peer set, the Compensation Committee determined to continue to use the same peer group that it had used last year, as shown below.
FPL noted in its peer group recommendation that the Company has two somewhat unique characteristics compared to its peers and the broader industry that are not directly captured in its total capitalization: (1) the Company’s significant development pipeline adds a degree of complexity that may not be matched at a number of its peers and (2) the Company manages a meaningful funds business which distinguishes it from most other public REITs.

The peer group recommended by the compensation consultant and approved by the Compensation Committee consists of 14 public real estate companies. As of December 31, 2020, this peer group had total capitalization ranging from approximately $2.8 billion to $31.8 billion, with a median of approximately $7.0 billion. Our total capitalization at that time of approximately $6.7 billion ranked at the 44th percentile. This peer group comprises the following companies:
Company Name	Property Type	Size	Washington DC Presence	Active Developer
Boston Properties, Inc.	☑		☑	☑
Brandywine Realty Trust	☑	☑	☑
Camden Property Trust	☑	☑	☑	☑
Columbia Property Trust, Inc.	☑	☑	☑	☑
Corporate Office Properties Trust	☑	☑	☑	☑
Cousins Properties Incorporated	☑	☑		☑
Douglas Emmett, Inc.	☑	☑		☑
Highwoods Properties, Inc.	☑	☑		☑
Hudson Pacific Properties, Inc.	☑	☑		☑
Kilroy Realty Corporation	☑	☑		☑
Mack-Cali Realty Corporation	☑	☑		☑
Paramount Group, Inc.	☑	☑	☑
Vornado Realty Trust	☑			☑
Washington Real Estate Investment Trust	☑	☑	☑	☑
Elements of Executive Compensation Program
The following is a summary of the elements of and amounts paid under our executive compensation programs for fiscal year 2020.
Target Pay Mix.   We believe that the executive management team’s compensation should be appropriately at-risk and meaningfully dependent upon the achievement of robust and objective performance requirements. As illustrated below, approximately 89.8% of the Chief Executive Officer’s total direct 2020 compensation and 75.2% of the other named executive officers’ total direct 2020 compensation was variable and subject to Company and individual performance results.

Annual Base Salary.   Our named executive officers’ base salaries represent a fixed level of compensation that is meant to reward them fairly for their value to the Company based on their respective roles and responsibilities. Our named executive officers’ base salaries were negotiated as a part of their employment agreements, each of which provides that the officer’s annual base salary will be reviewed not less frequently than annually by the Compensation Committee. Pursuant to the employment agreements, the base salary cannot be decreased below the base salary set forth in the table below. When establishing and reviewing base salaries, our Compensation Committee considers each executive’s role and responsibility, experience, knowledge, unique skills and future potential with our Company, as well as salary levels for similar positions in our target market and internal pay equity. Since 2019, other than Ms. Banerjee, our named executive officers’ salaries remained unchanged. Our named executive officers’ annual base salaries for 2019, 2020 and 2021 are set forth in the table below.
Name	2019 Base Salary	Percentage Change	2020 Base Salary	Percentage Change	2021 Base Salary
W. Matthew Kelly	$750,000	—	$750,000	—	$750,000
David P. Paul	$625,000	—	$625,000	—	$625,000
M. Moina Banerjee	$375,000	13%	$425,000	29%	$550,000
Kevin “Kai” Reynolds	$500,000	—	$500,000	—	$500,000
Stephen W. Theriot	$550,000	—	$550,000	—	$550,000
(1) Ms. Banerjee’s salary was increased to reflect her increasing management role in 2020 and her promotion to Chief Financial Officer in 2021.
Annual Cash Bonus.   Each named executive officer has an opportunity to earn an annual cash bonus, which is designed to motivate achievement at both a company and individual level. Under the terms of their employment agreements, each of our named executive officers has a defined annual target bonus of 100% of his or her respective base salary. For every employee, a percentage of his or her bonus depends upon the Company achieving specified goals set at the beginning of the year. For our named executive officers this percentage equals 100%, such that there is no individual performance component. As employees in the rest of the Company decrease in seniority, a lesser percentage of their bonuses is attributable to achieving the Company goals versus their individual performance.
Given the nature of our business and our long-term strategy, the Compensation Committee does not believe in a strict formulaic framework for measuring performance against short-term goals to determine compensation for a particular year. Execution of our strategy spans multiple submarkets with different economic drivers over many years. Development projects, which are particularly important to our strategy, take time to identify, acquire, permit, construct and stabilize. Our focus on long-term performance involves management of liquidity, leverage ratios, interest-rate risk, capital allocation and debt maturities so we can take advantage of opportunities when they arise while maintaining our operating parameters within appropriate ranges. Consequently, we believe performance must be reviewed not only for the most recent year or on a year-over-year basis, but also with a view toward managing compensation to appropriately incentivize, compensate and retain our executives. Furthermore, the Compensation Committee recognizes that there should be flexibility within the bonus program to account for unusual and extraordinary events such as the COVID-19 pandemic. Whereas the Compensation Committee does not have a track record of making adjustments to the program once established, the Compensation Committee believes it is prudent to undertake a holistic examination of performance under the most extreme and unusual events when determining performance against short-term goals.
As discussed under “Results of 2017 Performance-Based LTIP Units”, the Compensation Committee did not make any changes to the performance targets for any outstanding equity awards that have been in put in place to measure multi-year performance. The Compensation Committee believes that, generally, a specific number of goals should be met to earn threshold, target and maximum bonus amounts (as a percentage of salary). For 2020, our Compensation Committee implemented threshold, target, and maximum short-term incentive compensation amounts based on achieving a specified number of performance metrics, with the ability to interpolate the precise bonus amounts to the extent the number of goals met falls in between any of the following levels. To achieve the threshold level of 50% of target bonus payout, the Company must achieve six of the 11 performance metrics determined by the Compensation Committee;

to achieve the target level of 100% payout, the Company must achieve eight of these metrics; and the Company must achieve 10 of 11 metrics to pay out the maximum of 150% of target.
The number of goals necessary to earn the respective bonus payout amounts in 2020 (as a percentage of salary) as determined in February 2020 are set forth below:
	# of Goals Achieved	Payout Percentage
Threshold	6	50%
Target	8	100%
Maximum	10	150%
Additionally, our executives have the option to elect to receive all or a portion of their cash bonuses in the form of LTIP Units. As indicated in the charts below, Messrs. Kelly, Paul and Theriot each participated in this option, with each electing to receive 100% of their 2020 cash bonuses in the form of fully vested LTIP Units. Although fully vested at grant, pursuant to the amended and restated partnership agreement (the “partnership agreement”), LTIP Units are not redeemable for common shares until two years after the date of grant.
Our Compensation Committee strives to make compensation decisions that reward management for executing our strategy with the goal of creating long-term value. We do not rely on a strict formulaic framework for measuring performance against short-term goals to determine compensation awards for a particular year, but instead aim for a balanced quantitative and qualitative approach, as outlined below, that our Committee believes is appropriate to support our continued success. We focus on key drivers of value creation such as capital allocation, development activity, leasing, Core Funds From Operations (FFO), Net Operating Income (NOI), as a result of Amazon’s selection of our assets in National Landing for its second headquarters, execution of our strategy for all of our assets located in National Landing, and improvements in our ESG efforts.
The Compensation Committee believes that combining a quantitative and a qualitative assessment against pre-established goals allows it to:

•
evaluate management’s performance annually while taking into account our focus on value creation over the long-term;

•
strike the appropriate balance between short-term objectives and long-term strategies; and

•
properly emphasize objective results while also considering subjective factors when assessing management’s performance.

In the fall of 2019, the Compensation Committee undertook a comprehensive review of our executive compensation program, and particularly that of our CEO, as it had been several years since his pay opportunity had been adjusted. Since our formation, the Company has been a top quartile performer in terms of our relative total shareholder return compared to our Peer Companies, which is evident in the tracking of our performance awards. Furthermore, a number of major milestones have been accomplished, including the successful bid for developing Amazon HQ2 which our CEO was instrumental in securing. In light of Mr. Kelly’s successful track record and significant accomplishments, and the fact that his targeted pay opportunity had not been adjusted since 2017, the Compensation Committee believed it was appropriate to modify his 2020 pay opportunity to better align with his peers. Furthermore, the Compensation Committee believes that our CEO should have significant alignment with our shareholders, and therefore elected to continue to maintain his salary level (unchanged since 2017) and applied the entire increase to the equity component of pay, which is tied to rigorous performance objectives and long-term vesting requirements.
Impact of COVID-19 on the Compensation Committee’s Determination of Bonus Payouts
The Company’s bonus plan applies not only to its executives but also to substantially all its employees. When the Compensation Committee determines the percentage of target bonus to pay, this percentage is applied equally to all employees and executives participating in the plan. The Compensation Committee appreciates that management does not distinguish between itself and other employees regarding this determination and in this extremely unusual year, recognizes management for its rapid and well-thought-out response to the COVID-19 pandemic as described below. The Compensation Committee believes that management’s actions significantly mitigated the impact of the pandemic on the Company’s financial position as well as protected the health and wellbeing of its employees, its tenants and their customers, and the communities it serves.

Ensuring Health and Wellbeing
When the pandemic struck, the Company’s immediate priority became protecting the health and safety of its employees, its tenants and their customers, and the communities it serves. To that end management, led by our named executive officers, took the following actions:
Management implemented new safety protocols and best practices at its properties and produced and distributed its Healthy Workplace Blueprint, including a video for its tenants explaining these protocols and best practices. These protocols included:
•
one-way corridors

•
hand sanitizing stations

•
maximum occupancy in elevators and lobbies

•
signage regarding mask wearing and other important measures required to be followed in the Company’s buildings

•
when made aware of positive COVID-19 cases in any of its buildings, prompt notification to tenants in the affected building and implementation of additional cleaning and sanitation measures as soon as possible to mitigate the risk of further transmission

Protecting Revenues
Like most businesses, the Company’s financial performance has been and continues to be adversely impacted by COVID-19. As a real estate owner and operator, the Company derives its revenues primarily from rent paid by its multifamily, office and retail tenants. Due to government mandated lockdowns and other measures put in place to address the pandemic and attempt to reduce its spread, many of our tenants were negatively impacted.
Our retail tenants are an important component of our placemaking strategy, and while they are responsible for the smallest portion of our revenues, they have suffered dramatically during this pandemic as many were forced to close temporarily and/or limit the number of customers allowed on their premises; additionally, due to stay-at-home orders and the implementation of work-from-home policies by many commercial tenants, consumer traffic around our retail assets was sharply reduced, causing our retail tenants further financial distress. Management quickly recognized the financial harm to these tenants and worked closely with many of them to modify their leases by deferring rent or using other means to help them remain financially viable and able to survive through the pandemic, often in exchange for concessions favorable to the Company.
The residents in our multifamily properties generate a significant portion of our rental revenues, and many of them were also adversely impacted by the pandemic. While a large percentage of our residents work for the federal government or government contractors, and our collections of multifamily rent have been only modestly impacted (98.7% collected as of the fourth quarter), we also have residents who work for businesses that have closed down, significantly curtailed operations, and/or furloughed, laid off or reduced the pay of their employees. Those of our residents impacted by these actions have found it difficult to pay all or a portion of their rent. Additionally, some of our residents may be taking advantage of regulations enacted during the pandemic that make it difficult, if not impossible for landlords to take action against residents for failure to pay rent. Management rapidly responded to these challenges in its multifamily portfolio by communicating frequently with tenants regarding the governmental assistance programs available to them and other measures they could take to pay their rent.
Our commercial office tenants generate the largest portion of our rental revenues and, for the most part, have been the least impacted by the pandemic (98.6 % collected as of the fourth quarter). Many of them are government agencies, government contractors, Amazon or professional services firms that have been paying their rent timely and in full. Some others are smaller businesses or those who operate in sectors that have been more negatively impacted by the pandemic, e.g., co-working companies, in which case paying their rent may be more challenging. Management has worked with some of these tenants to negotiate lease modifications to help them survive the pandemic, and for others management has exercised its rights and remedies under the respective leases to recover as much as possible often through calling on letters of credit or guarantees.
Solidifying the Balance Sheet
While the Company had been preparing for a downturn since its formation in 2017, management determined that the sudden onset of the pandemic made it prudent to take additional measures to maximize the Company’s approximately $2 billion liquidity position. As an example, in January 2020, the company recast its $1 billion credit facility, extending the term to January 2025 and reducing borrowing costs. In the second quarter, out of an abundance of caution, the Company drew $500 million on its credit facility given its initial concern that lenders might eventually struggle to honor all their loan commitments. As the pandemic continued and the financial strength of its lenders was demonstrated, the Company repaid this draw. In addition, the Company closed on $385 million in financing in July 2020 from Freddie Mac, comprising separate loans on three multifamily assets. The Company also took certain expense reduction measures such as postponing capital expenditures at its properties, implementing more rigorous requirements before approving new hires and reducing the percentage of 2021 merit increases to employee salaries as compared to prior years. While management deemed these steps prudent, it at all times remained comfortable with the Company’s liquidity levels, saw no need to apply for governmental aid programs and continued to pay dividends at the same levels they were paid prior to the pandemic.
Providing Additional Disclosure to Shareholders
Management believes in transparent and balanced disclosure to shareholders regarding the Company’s financial position. To that end, beginning with the first quarter of 2020’s investor package, management added disclosure relating to rent collections across each of its asset types and has continued to provide that disclosure each quarter since. It also provided other disclosure regarding the impact of COVID-19 on the Company’s business and management’s view as to how long it expected the pandemic to impact the Company and when the Company might recover. Management also revised its quarterly investor package by shortening and simplifying its letter to investors and adding an investor presentation to its disclosure succinctly describing the Company’s strategy going forward. Finally, management continued to participate in investor conferences such as the Nareit conference in November 2020 and, although meeting virtually, were active with our shareholders and the investment community in conducting over 60 investor meetings throughout 2020.

The table below summarizes the Company’s 2020 performance against each of the 11 performance goals established by the Compensation Committee in February prior to the onset of the pandemic, as well as the significance of each performance goal for purposes of determining executive compensation:
Target	Corporate Goal #1: Capital Allocation/Dispositions 2020 Result	Goal Achievement
$200M	$7.8M	Not Met
Why is this goal important? Recycling capital from asset sales and recapitalizations not only allows us to efficiently access capital to deleverage and create balance sheet capacity for future investment opportunities, but also allows us to sell assets with lower expected potential returns and allocate proceeds to investments with higher expected returns.
Performance:   Due to the negative impact of the pandemic on real estate capital markets, the Company did not meet its goal for asset sales and recapitalizations. While the investment sales market was mostly inactive in 2020, the Company resumed marketing efforts of certain assets during the third quarter. However, because the Company could not transact at or above management’s estimate of the net asset value or at pricing that was accretive relative to other uses of capital, management chose not to pursue these asset sales during 2020.
Target	Corporate Goal #2: Complete 2 Under-Construction Assets 2020 Result	Goal Achievement
Complete 2 assets	3 assets completed	Exceeded
Why is this goal important? Delivering completed assets in our development portfolio drives substantial value creation in our portfolio and measures our ability to execute on our development pipeline both on time and within budget.
Performance:   Despite significant challenges caused by the pandemic, the Company exceeded this goal by completing the development of three of its under-construction assets on or ahead of schedule and on budget, totaling 374,000 square feet and 416 units.
Target	Corporate Goal #3: Entitle 2.5M SF of Estimated Potential Development Density 2020 Result	Goal Achievement
Receive approvals for entitling an additional 2.5M square feet of estimated potential development density	3.1M square feet entitled	Exceeded
Why is this goal important? Successfully executing our development plans requires that we receive entitlements on land in our development pipeline in order to build income-generating assets on that land. This is a critical component of our business strategy.
Performance:   The pandemic slowed the entitlement processes in the jurisdictions in which the Company operates and delayed entitlement approvals of 700,000 square feet until January of 2021. Because the submissions related to the approvals received in January 2021 were made in 2020, the Compensation Committee deemed the 3.1 million square feet of entitlement approvals that the Company received exceeded this goal by 600,000 square feet.

Target	Corporate Goal #4: 1900 Crystal Drive 2020 Result	Goal Achievement
Commence Construction on 1900 Crystal Drive	Repricing underway	Intentionally Delayed
Why is this goal important? 1900 Crystal Drive will be our first newly delivered multifamily asset in National Landing since Amazon announced a headquarters would be located there. Delivering this asset in time to provide high quality residences for employees of Amazon and other tenants in National Landing is key to our National Landing strategy.
Performance:   While the Company received the final entitlements needed to commence construction of 1900 Crystal Drive in 2020, management intentionally delayed the commencement of construction to take advantage of an expected decline in construction costs resulting from the reduced volume of construction activity caused by the pandemic. Because management intentionally delayed construction in anticipation of an expected decline in construction costs, the Compensation Committee deemed this goal to have been met.
Target	Corporate Goal #5: Office Leases 2020 Result	Goal Achievement
Execute office leases totaling 1,123,000 SF	812,000 SF	Not Met
Why is this goal important? We generate revenue and cash by leasing operating and under construction commercial assets. Our ability to effectively lease these assets is an important measure of progress toward stabilizing our operating commercial portfolio and under construction commercial assets. When making office leasing decisions, we consider, among other things, the creditworthiness of the tenant, the term of the lease, the rental rate to be paid at inception and throughout the lease term, the costs of tenant improvements and other landlord concessions, current and anticipated operating expenses, real estate taxes, vacancy and expected future demand for the space, the impact of any expansion rights and general economic factors.
Performance:   Due to the pandemic, demand for office leasing declined precipitously in 2020. Most prospective tenants were wary of committing to new or additional space given the uncertain length and further impact of COVID-19 on their businesses as well as uncertainty regarding how office space might be used differently following the pandemic. Consequently, the volume of new leasing activity expected when these goals were set in February of 2020 was not attainable.
Target	Corporate Goal #6: Present Value of Executed Office Leases to Budget 2020 Result	Goal Achievement
Meet or exceed present value of budget	Exceeded by 31.3%	Exceeded
Why is this goal important? Like all important business decisions, due to the long tenure of office leases, we assess leasing transactions by measurement of their impact on the Company’s long-term Net Asset Value per share. Accordingly, the rental rate to be paid at inception and throughout the lease term relative to management’s assessment of market rates (as reflected in the Company’s annual budget) impacts the Company’s long-term Net Asset Value per share.
Performance:   While demand for office leasing declined precipitously in 2020 due to the impact of the pandemic, the present value of office leases executed in 2020 exceeded budget and the Company exceeded this goal by 31.3%.

Target	Corporate Goal #7: Annual Average Residential Occupancy Levels 2020 Result	Goal Achievement
94.0%	89.5%	Not Met
Why is this goal important? Our ability to achieve stabilized occupancy levels in our in-service multifamily portfolio is a key measure of market demand and the ability of our dedicated in-house leasing teams to both effectively attract new tenants and retain existing tenants.
Performance:   COVID-19 adversely impacted residential leasing demand particularly during the summer in what is typically prime leasing season. Contributing to lower residential leasing demand were the negative effects of work from home initiatives, which have driven younger renters to give up their urban apartments to move in with parents or take advantage of low interest rates to pursue home purchases. The Company achieved average residential occupancy levels of approximately 89.5%, which did not meet its goal by 4.8%.
Target	Corporate Goal #8: Net Operating Income (NOI)(1) 2020 Result	Goal Achievement
$344.8M	$301.9M	Not Met
Why is this goal important? NOI is a supplemental portfolio performance measure that reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items, and is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets.
Performance:   The impact of the pandemic is reflected in the Company’s 2020 operating results. For the year ended December 31, 2020, the Company reported NOI of $301.9 million, which did not meet its goal. During 2020, we believe NOI was negatively impacted by at least $43.2 million attributable to the COVID-19 pandemic, comprising $16.8 million of reserves and rent deferrals for office and retail tenants, a $10.7 million decline in NOI in our Same Store multifamily assets, a $12.0 million decline in parking revenue, and a $3.7 million decline in NOI from the Crystal City Marriott.
Target	Corporate Goal #9: Core Funds from Operations (Core FFO)(2) 2020 Result	Goal Achievement
$222.4M	$178.5M	Not Met
Why is this goal important? Core FFO is important in comparing our levered operating performance from period-to-period and as compared to similar real estate companies.
Performance:   For similar reasons described in Corporate Goal #8 above, the pandemic negatively impacted the Company’s 2020 Core FFO. The Company achieved Core FFO of approximately $178.5 million, which did not meet its goal by approximately 19.7%. However, if the first quarter results were annualized ($234.1 million), this goal would have been exceeded.

Target	Corporate Goal #10: Sustainability 2020 Result	Goal Achievement
Align financial reporting with SASB and TCFD and complete sustainability strategic plan to achieve a carbon neutral portfolio	Completed	Met
Why is this goal important? By understanding the social and environmental impacts of our business, the Company is better able to protect asset value, reduce risk, and advance initiatives that result in positive economic, social and environmental outcomes. To objectively and transparently measure the Company’s substantial results related to environmental sustainability, the Company is committed to aligning its financial reporting with the Sustainable Accounting Standards Board and the Task Force on Climate Related Financial Disclosure.
Performance:   The Company successfully completed the above-referenced alignment. The Company’s 2020 Environmental, Social, Governance Report contains a summary of quantitative accounting metrics and activity metrics from the Sustainable Accounting Standards Board and the disclosures recommended by the Task Force on Climate Related Financial Disclosure.
Target	Corporate Goal #11: Commitment to Affordable Housing 2020 Result	Goal Achievement
Finance 800 Affordable Workforce Housing Units	1,151 Units Financed	Exceeded
Why is this goal important? The Company is committed to the economic development of the Washington region through continued investment in our projects and local communities. However, new development can also foster challenging growth dynamics, with issues of social equity at the forefront. To contribute to the response to these challenges, the Company launched the Washington Housing Initiative (WHI), in partnership with the Federal City Council, to produce affordable workforce housing and create sustainable, mixed-income communities.
Performance:   In December, Washington Housing Conservancy closed on the acquisition of Crystal House, an existing 825-unit multifamily building located in National Landing, one block away from Amazon’s future headquarters. With this transaction, the WHI Impact Pool has financed 1,151 units in 2020 and exceeded this goal by 350 units.

(1)
NOI is a non-GAAP financial measure we use to measure the operating performance of our assets and consists of property-related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles.

(2)
Funds From Operations (FFO) is a non-GAAP financial measure computed in accordance with the definition established by Nareit in the Nareit FFO White Paper — 2018 Restatement issued in 2018. Nareit defines FFO as net income (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, after adjustments for unconsolidated real estate ventures. Core FFO represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, gain on the bargain purchase of a business, gain on sale of non-operating real estate, distributions in excess of our net investment in consolidated real estate ventures, share-based compensation expense related to the formation and special equity awards, amortization of the management contracts intangible and the mark-to-market of interest rate swaps.
The Compensation Committee determined that the Company met six of the 11 corporate goals set in February 2020, which would have entitled employees to receive a bonus of 50% of target. The Compensation Committee believes the Company’s results from the first quarter are an appropriate proxy for the expected performance of the Company on an annualized basis if not for the impacts of COVID-19. If those results were annualized before the pandemic negatively impacted the Company’s business and capital markets, eight of the 11 goals would have been met, meaning the Company would have achieved the number of goals required for the target bonus payout level. Consequently, taking those annualized results into account would have resulted in a bonus payout of 100% of target. Taking the foregoing under consideration and given the performance of management and the Company in the face of the pandemic as described in this Compensation Discussion and Analysis, the Compensation Committee exercised the discretion afforded to it under the Company’s short-term incentive plan to award a bonus of 85% of target (or 32% less than the bonus amount paid for 2019) to the Company’s employees, including our named executive officers.
In addition to the performance and business highlights described elsewhere herein, the Compensation Committee considered the following when making its determination:
•
The fact that the pandemic was unforeseen at the time the corporate goals were determined in February 2020, and that the pandemic was wholly outside of the Company’s and management’s control

•
The fact that when the Compensation Committee determines the percentage of target bonus to pay, this percentage is applied equally to all employees and executives participating in the Company’s bonus plan

•
We believe that high employee morale is an important driver of our success and would be dampened by limiting employees to bonuses tied solely to the performance goals set prior to the pandemic, and that while the Company’s share price declined 20.6% in 2020, it nonetheless outperformed its peer group, which declined on average 27.3%

•
Due to management’s planning and preparation for a downturn since the Company’s formation in 2017, the Company is in a financial position to compensate its employees at this level

•
Despite the impact of the pandemic, the Company nonetheless achieved over half of its performance goals for 2020, or eight out of 11 goals using first quarter annualized results, and the Compensation Committee believes, but for the pandemic, the Company likely would have achieved at least eight goals, if not more, resulting in at least at target payout

•
Management’s leadership and foresight were critical factors in managing the business through the pandemic

The Compensation Committee notes how well aligned executive compensation is with shareholder performance given that 72% of named executive officer compensation was in the form of equity for 2019 and 77% for 2020, and that this equity includes the election to convert 68% of 2020 aggregate named executive officer bonuses to equity.
Elements of Fiscal Year 2020 Executive Bonus
Name	Maximum Bonus Opportunity	Bonus Awarded	Portion of Bonus Elected to be Taken in LTIP Units
W. Matthew Kelly	$1,125,000	$637,500	100%
David P. Paul	$937,500	$531,250	100%
M. Moina Banerjee	$637,500	$361,250	—
Kevin “Kai” Reynolds	$750,000	$425,000	—
Stephen W. Theriot	$825,000	$467,500	100%
Equity Incentive Compensation.   We provide equity awards pursuant to the Omnibus Plan, which serve as the long-term incentive element of our target pay mix for our executive compensation. The Omnibus Plan provides for grants of options, share-based awards, partnership unit awards and performance-based equity awards to trustees, officers and employees of JBG SMITH and its subsidiaries. In addition, we grant equity awards pursuant to the partnership agreement of our operating partnership, to the extent the awards are based on interests in our operating partnership. The purpose of the equity awards is to attract, retain and motivate our trustees, officers and employees by providing them with a proprietary interest in our long-term success or compensation based on the attainment of performance goals.
2020 Annual Equity Grants
On January 31, 2020 each named executive officer received an award of LTIP Units with time-based vesting requirements (the “Time-Based LTIP Units”) under the Omnibus Plan and the partnership agreement. The Time-Based LTIP Units vest in four equal annual installments beginning on January 1, 2021, subject to continued employment. On January 31, 2020, we also granted LTIP Units with performance-based vesting requirements (“Performance-Based LTIP Units”) to each named executive officer under the Omnibus Plan and the partnership agreement. Performance-Based LTIP Units are subject to performance-based vesting and vest based on the relative performance of the TSR of our common shares compared to our Peer Companies, over the three-year performance period beginning on January 1, 2020, inclusive of dividends and share price appreciation. TSR means, for the Company and the Peer Companies, the total return (expressed as a percentage) that would have been realized by a shareholder who bought one share of common stock of such company at a certain baseline value on the applicable grant date, reinvested each dividend and other distribution declared during the performance period with respect to such share (without deduction for any taxes with respect to such dividends or other distributions), and sold such shares at a certain common share price on the applicable valuation date (without deduction for any taxes with respect to any gain on such sale or any charges in connection with such sale). Appropriate adjustments to TSR are made to take into account all stock dividends, stock splits, reverse stock splits and certain other events that occur during the performance period. For the Performance-Based LTIP Units granted on January 31, 2020, once the Compensation Committee determines the number of Performance-Based LTIP Units that become earned following the end of the three-year performance period, 50% of any Performance-Based LTIP Units that are earned will vest on the date the number of Performance-Based LTIP Units that become earned is determined and the remaining 50% on December 31, 2023, subject to continued employment.
The percentage of Performance-Based LTIP Units that may be earned based on the relative TSR of JBG SMITH compared to the Peer Companies over the three-year performance period is set forth in the table below. The Performance-Based LTIP Unit award will be forfeited in its entirety if the relative performance is below the 35th percentile of Peer Companies. If JBG SMITH’s three-year TSR is negative for the performance period, then 50% of the Performance-Based LTIP Units that otherwise would have been earned based on relative TSR may be earned if JBG SMITH’s TSR becomes positive within seven years following the end of the three-year performance period (with the other 50% being forfeited at the end of the three-year performance period).
	Relative TSR Hurdles Percentile	Payout Percentage
Threshold	35th	25%
Target	55th	50%
Maximum	75th	100%
The table below provides information on the 2020 annual equity grants made to each of our named executive officers.
	Performance LTIP Units		Time-Based LTIP Units
Name	#(1)	Value(2)	#(1)	Value(2)
W. Matthew Kelly	160,685	$2,999,989	77,881	$2,999,976
David P. Paul	33,476	$624,997	16,225	$624,987
M. Moina Banerjee	24,102	$449,984	11,682	$449,991
Kevin “Kai” Reynolds	40,171	$749,993	19,470	$749,984
Stephen W. Theriot	24,772	$462,493	12,006	$462,471

(1)
Represents the number of Time-Based LTIP Units or the number of Performance-Based LTIP Units that may be earned if maximum performance under the Performance-Based LTIP Unit award is achieved.

(2)
Represents the grant date fair value of the Time-Based LTIP Units or the Performance-Based LTIP Units granted on January 31, 2020, calculated in accordance with FASB ASC Topic 718.

Results of 2017 Performance-Based LTIP Units
On August 1, 2017, each named executive officer received an award of LTIP Units with performance-based vesting requirements (“2017 Performance-Based LTIP Units”) that were eligible to vest based on the relative TSR of JBG SMITH compared to our Peer Companies, as well as absolute TSR, over the three-year performance period beginning on the August 1, 2017 grant date. The terms of the 2017 Performance-Based LTIP Units originally provided that, if our TSR over the three-year performance period was 0% or less, then the 2017 Performance-Based LTIP Units would be automatically forfeited in their entirety at the end of the three-year performance period. On April 29, 2020, the Compensation Committee adjusted the absolute TSR component of the 2017 Performance-Based LTIP Units to be aligned with our 2018 and later grants of Performance-Based LTIP Units, such that, if our TSR is negative for the three-year performance period, there is still a significant reduction in the units subject to the award (50% of the units that otherwise would have been earned based on relative TSR are automatically forfeited at the end of the performance period) and only 50% of the 2017 Performance-Based LTIP Units that otherwise would have been earned based on relative TSR may be earned if our TSR becomes positive within seven years following the end of the three-year performance period. The Compensation Committee did not adjust the relative TSR performance targets for the 2017 Performance-Based LTIP Units, or make any changes to the stock index against which our performance is compared. Apart from this change to our 2017 Performance-Based LTIP Units, the Compensation Committee has not adjusted performance targets or payout opportunities under our outstanding performance-based equity awards.
The relative TSR goals for the 2017 Performance-Based LTIP Units were set at the outset of the three-year period and were achieved at maximum levels of performance:
	Threshold (25% Payout)	Target (50% Payout)	Maximum (100% Payout)	Actual Performance	Percent Payout
Relative TSR:	35th percentile	55th percentile	75th percentile	82nd percentile	100%
However, the Compensation Committee further determined that, because JBG SMITH’s TSR was 0% or less for the three-year performance period, pursuant to the terms of the awards, 50% of the 2017 Performance-Based LTIP Units that otherwise would have been earned based on the above relative TSR performance were forfeited at the end of the three-year performance period. The remaining 50% of the earned 2017 Performance-Based LTIP Units remained eligible to be earned and vest if our TSR became positive within seven years following the end of the three-year performance period. On February 4, 2021, the Compensation Committee determined that JBG SMITH’s TSR was positive as of December 31, 2020, which resulted in the remaining 50% of the earned 2017 Performance-Based LTIP Units becoming earned and vested as of such date. Details on the number of 2017 Performance-Based LTIP Units earned and vested for each named executive officer are as follows:
Name	Number of Earned 2017 Performance-Based LTIP Units
W. Matthew Kelly	48,129
David P. Paul	27,502
M. Moina Banerjee	8,388
Kevin “Kai” Reynolds	12,376
Stephen W. Theriot	13,751
Other Benefits and Policies
Retirement Savings Opportunities.   Our named executive officers are eligible to participate in a defined contribution retirement savings plan established pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the “Code”) that is available to all our employees. We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees.
Perquisites and Supplemental Benefits.   In addition to allowing participation in our 401(k) plan described above, we offer our executives participation in health and other insurance policies that are available to all of our employees. In certain cases, we may provide reimbursement for relocation expenses. Consistent with our culture of fairness and transparency, we believe that that our executives generally should not be entitled to perquisites and supplemental benefits that are not available to all employees of the Company.
Clawback Policy.   The Board has adopted our Incentive Compensation Recoupment Policy that generally provides that the Company may seek to recover certain performance-based compensation paid to an executive if the executive officer engaged in fraud or intentional misconduct which materially contributed to a restatement of the Company’s financial results. See “Corporate Governance and Board Matters —  Company Policies — Clawback Policy.”
Employment Agreements
We have entered into employment agreements with Messrs. Kelly, Paul, Theriot, Reynolds and Ms. Banerjee. These agreements protect our executives by providing:
•
certain severance benefits in the event of termination without “cause” or resignation for “good reason” (each as defined in the agreements); and

•
enhanced severance benefits in the event of termination without “cause” or resignation for “good reason” following a change of control of our Company.

In addition, these agreements protect the Company from certain business risks such as threats from competitors, loss of confidentiality, disparagement and solicitation of employees. Consistent with good governance practices, our employment agreements do not include Section 280G excise tax gross-ups. The Board approved amended and restated employment agreements with each of our named executive officers on February 17, 2021 to make several clarifying changes. Among other things, the amended and restated employment agreements clarify that the equity vesting component of the severance benefits provided therein shall not operate to result in less favorable treatment of the executive’s equity awards than would be provided under an applicable award agreement. The amended and restated employment agreements with Ms. Banerjee and Mr. Theriot also reflect their new roles effective January 1, 2021 as Chief Financial Officer and Senior Advisor, respectively. The employment agreements, as most recently amended and restated, are described in more detail below under “Compensation of Executive Officers — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” section below.
Tax and Accounting Considerations
Code Section 162(m).   Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer, its chief financial officer and each of its three other most highly compensated executive officers. We, like many umbrella partnership REITs, have taken the position in the past that Section 162(m) does not apply to payments to our employees from an “operating partnership,” based on private letter rulings issued by the IRS to several umbrella partnership REITs. On December 18, 2020, the IRS released final regulations under Section 162(m). The final regulations provide that compensation subject to Section 162(m) now includes compensation paid to a covered employee by an operating partnership after December 18, 2020, to the extent the publicly held corporation is allocated a distributive share of the operating partnership’s deduction for that compensation. To the extent that compensation paid by an operating partnership is paid pursuant to a written binding contract that is in effect on December 20, 2019, and that is not materially modified after that date, then it would not be subject to Section 162(m). At this time, the Company does not anticipate that these final regulations under Section 162(m) will have a material impact on the Company.
Code Section 409A.   Section 409A of the Code (“Section 409A”), requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Accounting for Share-Based Compensation.   We follow FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their share-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted shares, restricted share units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.
Respectfully submitted,
The Compensation Committee
CAROL MELTON (Chair)
SCOTT ESTES
ALAN FORMAN
WILLIAM MULROW

COMPENSATION OF EXECUTIVE OFFICERS
The following tables set forth certain compensation information for each of our named executive officers for the past three years. Our named executive officers are: W. Matthew Kelly, our Chief Executive Officer, David P. Paul, our President and Chief Operating Officer, Stephen W. Theriot, our Senior Advisor and former Chief Financial Officer (from our formation in 2017 through December 31, 2020), Kevin “Kai” Reynolds, our Chief Development Officer, and M. Moina Banerjee, our Chief Financial Officer and former Executive Vice President, Head of Capital Markets (from December 2018 through December 31, 2020).
Summary Compensation Table
The following table sets forth a summary of all compensation earned, awarded or paid to our named executive officers in the fiscal years ended December 31, 2020, 2019 and 2018.
Name and Principal Position	Year	Salary	Bonus(1)	Share Awards(2)	All Other Compensation(3)	Total
W. Matthew Kelly	2020	$750,000	$637,500	$5,999,965	$8,550	$7,396,015
Chief Executive Officer	2019	$750,000	$937,500	$3,197,899	$8,400	$4,893,799
	2018	$750,000	$750,000	$9,816,682	$8,250	$11,324,932
David P. Paul	2020	$625,000	$531,250	$1,249,984	$8,550	$2,414,784
President and Chief Operating Officer	2019	$625,000	$781,250	$1,827,371	$8,400	$3,242,021
	2018	$625,000	$625,000	$3,555,991	$8,250	$4,814,241
Stephen W. Theriot	2020	$550,000	$467,500	$924,964	$289,920	$2,232,384
Senior Advisor and former Chief Financial Officer	2019	$550,000	$687,500	$913,685	$51,393	$2,202,578
	2018	$550,000	$550,000	$1,873,993	$91,485	$3,065,478
Kevin “Kai” Reynolds	2020	$500,000	$425,000	$1,499,977	$8,550	$2,433,527
Chief Development Officer	2019	$500,000	$625,000	$999,972	$8,400	$2,133,365
	2018	$400,000	$400,000	$2,707,344	$8,250	$3,515,594
M. Moina Banerjee	2020	$425,000	$361,250	$899,975	$8,550	$1,694,775
Chief Financial Officer	2019	$375,000	$531,250	$699,965	$8,400	$1,614,615
	2018	$375,000	$460,000	$1,690,601	$8,250	$2,533,851

(1)
Amounts reflect cash bonuses for services rendered in each of 2020, 2019 and 2018. For a discussion of how the 2020 bonuses were determined, see “Compensation Discussion and Analysis — Elements of Executive Compensation Program — Annual Cash Bonus” above. Messrs. Kelly and Paul each elected to receive the entirety of their 2020, 2019 and 2018 bonuses in the form of LTIP Units, and Mr. Theriot elected to receive the entirety of his 2020 and 2019 bonus in the form of LTIP Units and 50% of his 2018 bonus in cash and 50% in the form of LTIP Units. The following LTIP Units were awarded on January 14, 2021: Mr. Kelly — 21,580 LTIP Units; Mr. Paul — 17,984 LTIP Units; and Mr. Theriot — 15,825 LTIP Units. These LTIP Units were fully vested as of the date of grant. The number of LTIP Units issued was determined by dividing the cash amount of the bonus the named executive officer elected to forego by the grant date fair value of an LTIP Unit on January 14, 2021. The following LTIP Units were awarded on February 18, 2020: Mr. Kelly — 23,361 LTIP Units; Mr. Paul — 19,467 LTIP Units; and Mr. Theriot — 17,131 LTIP Units. These LTIP Units were fully vested as of the date of grant. The number of LTIP Units issued was determined by dividing the cash amount of the bonus the named executive officer elected to forego by the grant date fair value of an LTIP Unit on February 18, 2020. The following LTIP Units were awarded on January 10, 2019: Mr. Kelly — 21,923 LTIP Units; Mr. Paul — 18,269 LTIP Units; and Mr. Theriot — 8,038 LTIP Units. These LTIP Units were fully vested as of the date of grant. The number of LTIP Units issued was determined by dividing the cash amount of the bonus the named executive officer elected to forego by the grant date fair value of an LTIP Unit on January 10, 2019.

(2)
The amounts disclosed in this column do not represent actual amounts paid in cash to or value realized by the named executive officer. Amounts for 2020 reflect the aggregate grant date fair value of (1) Time-Based LTIP Units granted in January 1, 2020 and (2) Performance-Based LTIP Units granted on January 2020, each calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are described in Note 14 to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2020. Amounts for 2019 reflect the aggregate grant date fair value of (1) Time-Based LTIP Units granted in January 2019 and (2) Performance-Based LTIP Units granted in January 2019, each calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are described in Note 13 to our consolidated financial statements for the year ended December 31, 2019, included in our Annual Report on Form 10-K for the year ended December 31, 2019. Amounts for 2018 reflect the aggregate grant date fair value of (1) Time-Based LTIP Units granted in February 2018, (2) Performance-Based LTIP Units granted in February 2018, (3) Time-Based LTIP Units granted in November 2018, the vesting of which was conditioned at the time of grant on certain definitive documentation with Amazon, and (4) Performance-Based LTIP Units granted in November 2018, the vesting of which was conditioned at the time of grant on certain definitive documentation with Amazon, each calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are described in Note 13 to our consolidated financial statements for the year ended December 31, 2018, included in our Annual Report on Form 10-K for the year ended December 31, 2018. For further detail and discussion of each of these awards, see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table — Formation Units” below.
(3)
Amounts for 2020, 2019 and 2018 consist of the value of our 401(k) plan match and, with respect to Mr. Theriot only, reimbursement of commuting and housing expenses and related tax gross up payments on those amounts. The amounts paid to Mr. Theriot for reimbursement of commuting and housing expenses and related tax gross up payments totaled $281,370, $42,993 and $83,235 for the years 2020, 2019 and 2018, respectively.

Grants of Plan-Based Awards in 2020
The following table sets forth information concerning the grants of plan-based awards made to each of our named executive officers for the fiscal year ended December 31, 2020.
			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Units (#)	Grant Date Fair Value of Awards ($)(2)
Name	Grant Date	Award Type	Threshold Units (#)	Target Units (#)	Maximum Units (#)
W. Matthew Kelly	1/31/2020	Time-based LTIP Unit	—	—	—	77,881(3)	2,999,976
	1/31/2020	Performance-Based LTIP Unit	40,171	80,343	160,685	—	2,999,989
	2/18/2020	LTIP Units	—	—	—	23,361(4)	937,477
David P. Paul	1/31/2020	Time-based LTIP Unit	—	—	—	16,225(3)	624,987
	1/31/2020	Performance-Based LTIP Unit	8,369	16,738	33,476	—	624,997
	2/18/2020	LTIP Units	—	—	—	19,467(4)	781,211
Stephen W. Theriot	1/31/2020	Time-based LTIP Unit	—	—	—	12,006(3)	462,471
	1/31/2020	Performance-Based LTIP Unit	6,193	12,386	24,772	—	462,493
	2/18/2020	LTIP Units	—	—	—	17,131(4)	687,467
Kevin “Kai” Reynolds	1/31/2020	Time-based LTIP Unit	—	—	—	19,470(3)	749,984
	1/31/2020	Performance-Based LTIP Unit	10,043	20,086	40,171	—	749,993
M. Moina Banerjee	1/31/2020	Time-based LTIP Unit	—	—	—	11,682(3)	449,991
	1/31/2020	Performance-Based LTIP Unit	6,026	12,051	24,102	—	449,984

(1)
Represents threshold (25%), target (50%) and maximum (100%) number of Performance-Based LTIP Units that may be earned under the Performance-Based LTIP Unit awards granted in January 2020. The number of Performance-Based LTIP Units earned will not be known until at least January 2023, as it is based upon the achievement of relative TSR goals measured over the performance period from January 1, 2020 through December 31, 2022. Any Performance-Based LTIPs Units earned will vest 50% on the date the number of Performance-Based LTIP Units that become earned is determined and 50% on December 31, 2023, subject to continued employment with us.

(2)
The amounts presented in this column represent the grant date fair value of equity awards (calculated pursuant to FASB ASC Topic 718) granted to the named executive officers in 2020 based on the maximum number of units that may be earned. For additional information on our value assumptions, refer to Note 14 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)
Represents the number of Time-Based LTIP Units awarded in January 2020, which vest in four equal annual installments beginning on January 1, 2021, subject to continued employment through the applicable vesting date.

(4)
Represents the number of LTIP Units awarded in lieu of cash bonus in February 2020, which were fully vested as of the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
NEO Employment Agreements
On February 18, 2021, we entered into amended and restated employment agreements with Messrs. Kelly, Paul, Theriot, Reynolds, and Ms. Banerjee. The amended and restated employment agreements made several clarifying changes but did not alter the material terms of the agreements, which are described below.
Term.   The current term of each employment agreement expires on July 18, 2021, subject to automatic one-year renewals, unless 180 days’ prior written notice of non-renewal is provided by either party or the executive officer is earlier terminated or resigns. Neither the Company nor any executive officer provided a notice of non-renewal, and as a result the term of each of the employment agreements for our executive officers now expires on July 18, 2022.

Base Salary, Target Bonus and Benefits.   The employment agreements provide for annual base salaries for each of the foregoing executive officers, as set forth in the “Compensation Discussion and Analysis — Elements of Executive Compensation Program — Annual Base Salary.” Each such executive officer’s employment agreement provides that his or her base salary is subject to review at least annually for possible increase, but not decrease. The employment agreements also establish annual cash bonus targets for each executive officer, expressed as a percentage of annual base salary, as set forth in “Compensation Discussion and Analysis — Elements of Executive Compensation Program — Annual Cash Bonus.” In addition, the employment agreements provide that each executive officer will be entitled to participate in benefit plans and programs as are made available to our senior level executives or to our employees generally.
2017 Equity Grants.   Pursuant to their employment agreements, each of Messrs. Kelly, Paul, Theriot and Reynolds received an equity grant under the Omnibus Plan and the partnership agreement, in the form of Time-Based LTIP Units and Performance-Based LTIP Units, in connection with the formation in 2017. The amount and terms of grants after this award are subject to the sole discretion of the Compensation Committee.
Severance.   Under each employment agreement, if the executive is terminated without “cause” or resigns for “good reason” (each as defined in his or her employment agreement), he or she will be entitled to certain severance benefits, including enhanced benefits upon a qualifying termination that occurs in connection with a change in control, as described in detail below under “— Potential Payments Upon Termination or Change in Control.”
Net-Better Cutback.   If any payments to any executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code, and would cause the executive officer to become subject to the excise tax imposed under Section 4999 of the Code, then such payments will be reduced to the amount that would not cause the named executive officer to be subject to the excise tax if such a reduction would put the executive officer in a better after-tax position than if the executive officer were to pay the excise tax.
Restrictive Covenants.   Each executive officer is subject to a perpetual non-disclosure covenant, a non-competition covenant through the later of July 18, 2020 and the first anniversary of the date the executive officer’s employment terminates for any reason, and a non-solicitation of employees and consultants covenant through the later of July 18, 2020 and the second anniversary of the date the executive officer’s employment terminates for any reason.
LTIP Units
Pursuant to the partnership agreement, the partnership may issue compensatory partnership interests in the form of LTIP Units, which, in general, are a special class of limited partnership units of the partnership that are structured in a manner intended to qualify as “profits interests” for federal income tax purposes. LTIP Units may be subject to vesting requirements as determined prior to grant. Generally, LTIP Units receive the same quarterly (or other period) per-unit profit distributions as the outstanding OP Units beginning as of the date specified in the vesting agreement pursuant to which the LTIP Units are issued (the “Distribution Participation Date”). Net income and net loss are allocated to each LTIP Unit from the Distribution Participation Date for such LTIP Unit in amounts per LTIP Unit equal to the amounts allocated per OP Unit for the same period, with certain exceptions, including special allocations as provided under the partnership agreement. If LTIP Units are held for more than three years from the date of grant before being transferred, any gain (assuming the applicable tax elections are made by the grantee) realized by the recipient upon disposition will be taxed as long-term capital gain.
The partnership maintains a capital account balance for each LTIP Unit as of the date of grant, and a corresponding “Book-Up Target,” which will generally correspond to the capital account balance of the general partner on a per-unit basis, and the Book-Up Target will be reduced by certain specified allocations and forfeitures until the LTIP Unit capital account balance has reached parity with the capital account balance of the general partner on a per-unit basis (as provided in the partnership agreement), and the Book-Up Target equals zero. The partnership will maintain at all times a one-to-one correspondence between LTIP Units and OP Units for conversion, distribution and other purposes, except as provided in the partnership agreement, and will make corresponding adjustments to the LTIP Units to maintain such correspondence upon the occurrence of certain specified adjustment events. A holder of LTIP Units has the right to convert all or a portion of vested LTIP Units into OP Units, which are then subsequently redeemable for common shares, as provided in the partnership agreement. Notwithstanding the foregoing, in no event may a holder of LTIP Units convert a vested LTIP Unit the Book-Up Target of which has not been reduced to zero.
LTIP Units are not entitled to the redemption right described above, but any OP Units into which LTIP Units are converted are entitled to this redemption right beginning on the second anniversary of the date of the grant of the LTIP Units. LTIP Units, generally, vote with the OP Units and do not have any separate voting rights except in connection with actions that would materially and adversely affect the rights of the LTIP Units.
Performance-Based LTIP Units
Under the Omnibus Plan, participants may earn awards in the form of Performance-Based LTIP Units based on the achievement of certain financial goals, which may include absolute TSR and TSR relative to our peer group over a specified measurement period, or other performance metrics.
Performance-Based LTIP Units are valued by reference to the value of a common share. The employment conditions, the length of the period for vesting and other applicable conditions and restrictions of Performance-Based LTIP Unit awards, including computation of financial metrics and/or achievement of pre-established performance goals, are established prior to grant. Such Performance-Based LTIP Unit awards may provide the holder with rights to distributions or dividend equivalents prior to vesting. It is anticipated that net income and net loss will be allocated to each Performance-Based LTIP Unit from the date of issuance until the Distribution Participation Date in amounts per Performance-Based LTIP Unit equal to 10% of the amounts allocated per OP Unit for the same period.
Like LTIP Units, Performance-Based LTIP Unit awards are structured in a manner intended to qualify as “profits interests” for federal income tax purposes, meaning that, under current law, no income will be recognized by the recipient upon grant or vesting, and we will not be entitled to any deduction. The holder of the Performance-Based LTIP Units is entitled to receive distributions with respect to such Performance-Based LTIP Units to the extent that may be provided for in the partnership agreement, as modified by the award agreement, and is not entitled to receive distributions prior to the applicable Distribution Participation Date. If Performance-Based LTIP Units are held for more than three years from the date of grant before being transferred, any gain (assuming the applicable tax elections are made by the grantee) realized by the recipient upon disposition will be taxed as long-term capital gain.
Formation Units
“Formation Units” are a class of partnership interests in the partnership that were generally granted to certain individuals in connection with our formation in 2017 under the partnership agreement and the Omnibus Plan. Formation Units are intended to qualify as “profits interests” for federal income tax purposes and are designed to have economics comparable to stock options in that, assuming vesting, they allow the recipient to realize value above a threshold level set at the time of award to be equal to 100% of the then-fair market value of a common share.
The Formation Units are subject to vesting over a five-year period following the formation as follows: 25% of each grant of Formation Units vested on July 18, 2020, and 25% and 50% of each grant of Formation Units will vest on the fourth and fifth anniversaries of the formation, respectively, subject to continued employment. The value of vested Formation Units is realized through conversion into a number of LTIP Units, and subsequent conversion into OP Units determined on the basis of how much the value of a common share has increased since the award date. The conversion ratio between Formation Units and OP Units, which starts out at zero, is the quotient of (i) the excess of the value of a common share on the conversion date above the per share value at the time the Formation Unit was granted over (ii) the value of a common share as of the date of conversion. This conversion ratio is similar to a “cashless exercise” of stock options, whereby the holder receives a number of shares equal in value to the difference between the full value of the total number of shares for which the option is being exercised and the total exercise price. Like options, Formation Units have a finite term (10 years) over which their value may increase and during which they may be converted into LTIP Units (and in turn, OP Units).

Because the Formation Units are outstanding partnership interests, until conversion to vested LTIP Units, holders of Formation Units will receive special allocations of liquidating gains and liquidating losses as provided under the partnership agreement. Holders of Formation Units will not receive distributions or allocations of net income or net loss prior to vesting and conversion to vested LTIP Units and, as a result, will be required to fund their tax liability relating to any special allocations they receive with respect to their Formation Units from other sources. However, upon conversion of Formation Units to vested LTIP Units, the holder will be entitled to receive a distribution per unit equal to 10% of the per unit distributions received by holders of OP Units during the period from the grant date of the Formation Units through the date of such conversion, or such other fraction as specified in the applicable award agreement. Upon conversion of Formation Units to vested LTIP Units, the holder generally is entitled to receive allocations of net income and net loss such that the ratio of (i) the total amount of net income or net loss with respect to each Formation Unit in such taxable year to (ii) the total amount distributed to that Formation Unit with respect to such period is equal (as nearly as practicable) to the ratio of (i) to (ii) with respect to the general partner’s OP Units for such taxable year, with certain exceptions, including any special allocations as provided under the partnership agreement. As a result, assuming that the partnership makes distributions equal to or greater than its taxable income, holders of Formation Units should receive distributions that equal or exceed the amount of any allocations of taxable income they have been allocated.
Any gain (assuming the applicable tax elections are made by the grantee) realized by the recipient upon disposition of any Formation Units held for more than three years from the date of grant of the Formation Units before being transferred, will be taxed as long-term capital gain.

Outstanding Equity Awards at Fiscal Year-End December 31, 2020
The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2020.
Name	Award Type	Grant Date	Number of Securities Underlying Options Exercisable/ Units Convertible	Number of Securities Underlying Options Not Exercisable/ Units Not Convertible(1)	Option Expiration Date	Option Exercise Price ($)	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
W. Matthew Kelly	Formation Unit	7/18/2017	49,865	149,595	7/18/2027	37.10	—	—	—	—
	Time-Based LTIP Unit	8/1/2017	—	—	—	—	12,032(4)	376,241	—	—
	Time-Based LTIP Unit	2/2/2018	—	—	—	—	25,476(5)	796,635	—	—
	Performance-Based LTIP Unit	2/2/2018	—	—	—	—	—	—	93,835(9)	2,934,220
	Time-Based LTIP Unit	11/12/2018	—	—	—	—	88,492(6)	2,767,145	—	—
	Performance-Based LTIP Unit	11/12/2018	—	—	—	—	—	—	151,227(10)	4,728,868
	Time-Based LTIP Unit	1/10/2019	—	—	—	—	35,052(7)	1,096,076	—	—
	Performance-Based LTIP Unit	1/10/2019	—	—	—	—	—	—	82,082(11)	2,566,704
	Time-Based LTIP Unit	1/31/2020	—	—	—	—	77,881(8)	2,435,339	—	—
	Performance-Based LTIP Unit	1/31/2020	—	—	—	—	—	—	160,685(12)	5,024,620
David P. Paul	Formation Unit	7/18/2017	42,117	126,346	7/18/2027	37.10	—	—	—	—
	Time-Based LTIP Unit	8/1/2017	—	—	—	—	6,875(4)	214,981	—	—
	Time-Based LTIP Unit	2/2/2018	—	—	—	—	14,558(5)	455,229	—	—
	Performance-Based LTIP Unit	2/2/2018	—	—	—	—	—	—	53,620(9)	1,676,697
	Time-Based LTIP Unit	11/12/2018	—	—	—	—	23,111(6)	722,681	—	—
	Performance-Based LTIP Unit	11/12/2018	—	—	—	—	—	—	39,496(10)	1,235,040
	Time-Based LTIP Unit	1/10/2019	—	—	—	—	20,031(7)	626,369	—	—
	Performance-Based LTIP Unit	1/10/2019	—	—	—	—	—	—	46,904(11)	1,466,688
	Time-Based LTIP Unit	1/31/2020	—	—	—	—	16,225(8)	507,356	—	—
	Performance-Based LTIP Unit	1/31/2020	—	—	—	—	—	—	33,476(12)	1,046,795

Name	Award Type	Grant Date	Number of Securities Underlying Options Exercisable/ Units Convertible	Number of Securities Underlying Options Not Exercisable/ Units Not Convertible(1)	Option Expiration Date	Option Exercise Price ($)	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Stephen W. Theriot	Formation Unit	7/18/2017	26,954	80,862	7/18/2027	37.10	—	—	—	—
	Time-Based LTIP Unit	8/1/2017	—	—	—	—	3,437(4)	107,475	—	—
	Time-Based LTIP Unit	2/2/2018	—	—	—	—	7,278(5)	227,583	—	—
	Performance-Based LTIP Unit	2/2/2018	—	—	—	—	—	—	26,810(9)	838,349
	Time-Based LTIP Unit	11/12/2018	—	—	—	—	12,839(6)	401,476	—	—
	Performance-Based LTIP Unit	11/12/2018	—	—	—	—	—	—	21,942(10)	686,126
	Time-Based LTIP Unit	1/10/2019	—	—	—	—	10,014(7)	313,138	—	—
	Performance-Based LTIP Unit	1/10/2019	—	—	—	—	—	—	23,452(11)	733,344
	Time-Based LTIP Unit	1/31/2020	—	—	—	—	12,006(8)	375,428	—	—
	Performance-Based LTIP Unit	1/31/2020	—	—	—	—	—	—	24,772(12)	774,620
Kevin “Kai” Reynolds	Formation Unit	7/18/2017	26,954	80,862	7/18/2027	37.10	—	—	—	—
	Time-Based LTIP Unit	8/1/2017	—	—	—	—	3,094(4)	96,749	—	—
	Time-Based LTIP Unit	2/2/2018	—	—	—	—	6,914(5)	216,201	—	—
	Performance-Based LTIP Unit	2/2/2018	—	—	—	—	—	—	25,469(9)	796,416
	Time-Based LTIP Unit	11/12/2018	—	—	—	—	24,592(6)	768,992	—	—
	Performance-Based LTIP Unit	11/12/2018	—	—	—	—	—	—	42,026(10)	1,314,153
	Time-Based LTIP Unit	1/10/2019	—	—	—	—	10,959(7)	342,688	—	—
	Performance-Based LTIP Unit	1/10/2019	—	—	—	—	—	—	25,667(11)	802,607
	Time-Based LTIP Unit	1/31/2020	—	—	—	—	19,470(8)	608,827	—	—
	Performance-Based LTIP Unit	1/31/2020	—	—	—	—	—	—	40,171(12)	1,256,147

Name	Award Type	Grant Date	Number of Securities Underlying Options Exercisable/ Units Convertible	Number of Securities Underlying Options Not Exercisable/ Units Not Convertible(1)	Option Expiration Date	Option Exercise Price ($)	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
M. Moina Banerjee	Formation Unit	7/18/2017	17,544	52,630	7/18/2027	37.10	—	—	—	—
	Time-Based LTIP Unit	8/1/2017	—	—	—	—	2,097(4)	65,573	—	—
	Time-Based LTIP Unit	2/2/2018	—	—	—	—	5,094(5)	159,289	—	—
	Performance-Based LTIP Unit	2/2/2018	—	—	—	—	—	—	18,767(9)	586,844
	Time-Based LTIP Unit	11/12/2018	—	—	—	—	14,052(6)	439,406	—	—
	Performance-Based LTIP Unit	11/12/2018	—	—	—	—	—	—	24,015(10)	750,949
	Time-Based LTIP Unit	1/10/2019	—	—	—	—	7,671(7)	239,872	—	—
	Performance-Based LTIP Unit	1/10/2019	—	—	—	—	—	—	17,967(11)	561,828
	Time-Based LTIP Unit	1/31/2020	—	—	—	—	11,682(8)	365,296	—	—
	Performance-Based LTIP Unit	1/31/2020	—	—	—	—	—	—	24,102(12)	753,670

(1)
Represents the number of one time “appreciation only” equity based awards designated as “Formation Units,” under the partnership agreement and the Omnibus Plan awarded in July 2017, which vest 25% on each of the third and fourth anniversaries, and 50% on the fifth anniversary, of the date of grant.

(2)
The values under this column are calculated based on the closing price of our common shares of $31.27 as of December 31, 2020.

(3)
The awards under this column are awards of Performance-Based LTIP Units. Performance-Based LTIP Units awarded in 2018, 2019 and 2020 do not have any value unless specified performance criteria are met and specified criteria for converting and/or redeeming the Performance-Based LTIP Units for common shares are also met. As of December 31, 2020, these criteria had not been met. In accordance with applicable SEC rules, the values presented in the table for these Performance-Based LTIP Units are calculated based on our year-end share price as if the maximum performance, converting and redemption conditions for these units had been met as of that date.

(4)
Represents the number of Time-Based LTIP Units awarded on August 1, 2017, which vest 25% on each of the first four anniversaries of the date of grant, subject to continued service through each applicable vesting date.

(5)
Represents the number of Time-Based LTIP Units awarded on February 2, 2018, which vest 25% on each of the first four anniversaries of January 1, 2018.

(6)
Represents the number of Time-Based LTIP Units awarded on November 12, 2018, which vest 50% on November 12, 2022 and 50% on November 12, 2023, conditioned on Amazon entering into definitive lease or asset purchase documentation with the Company prior to November 12, 2022. Such conditions have been met.

(7)
Represents the number of Time-Based LTIP Units awarded on January 10, 2019, which vest 25% on each of the first four anniversaries of the date of grant.

(8)
Represents the number of Time-Based LTIP Units awarded on January 31, 2020, which vest 25% on each of the first four anniversaries of January 1, 2020.

(9)
Represents the number of Performance-Based LTIP Units awarded on February 2, 2018, which vested 50% upon the Compensation Committee’s determination of the amount of Performance-Based LTIP Units earned for the three-year performance period ended February 2, 2018 and will vest 50% on the fourth anniversary of the date of grant, subject to continued employment.

(10)
Represents the number of Performance-Based LTIP Units awarded on November 12, 2018, which, subject to Compensation Committee determination of the amount of Performance-Based LTIP Units earned for the three-year performance period, vest 50% on November 1, 2022 and 50% on November 1, 2023, subject to achievement of performance goals and continued employment. Eligibility to vest under these awards was conditioned on Amazon entering into definitive lease or asset purchase documentation with the Company prior to November 12, 2022. Such conditions have been met.

(11)
Represents the number of Performance-Based LTIP Units awarded on January 1, 2019, which vest 50% upon Compensation Committee determination of the amount of Performance-Based LTIP Units earned for the three-year performance period and 50% on the fourth anniversary of the date of grant, subject to achievement of performance goals and continued employment.

(12)
Represents the number of Performance-Based LTIP Units awarded on January 31, 2020, which vest 50% upon Compensation Committee determination of the amount of Performance-Based LTIP Units earned for the three-year performance period and 50% on December 31, 2023, subject to achievement of performance goals and continued employment.

2020 Option Exercises and Shares Vested
The following table sets forth information regarding the option exercises and share vesting during the fiscal year ending December 31, 2020. The Company has no outstanding options. There were no option exercises in fiscal year 2020 and the amount shown under “LTIP Awards” represents the vesting of Time-Based and Performance-Based LTIP Units. The value on vesting is calculated by multiplying the number of LTIP Units vested on each date by the market value of our common shares on such date, which is assumed to be the per share closing price on the NYSE.
	Option Awards		LTIP Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Matthew Kelly	—	—	84,586	2,819,824
David P. Paul	—	—	48,333	1,611,262
Stephen W. Theriot	—	—	24,167	771,754
Kevin “Kai” Reynolds	—	—	22,583	720,715
M. Moina Banerjee	—	—	15,591	524,937
Employee Retirement Plan
We do not provide a retirement plan other than a 401(k) plan.
Deferred Compensation
We do not provide any deferred compensation programs.
Potential Payments upon Termination or Change in Control
The following summarizes the payments that we may be required to make to our named executive officers in connection with a termination of employment or change in control.

Employment Agreements
As described above, the Company previously entered into employment agreements with each of its named executive officers. The following discussion summarizes the payments we may be required to make under the employment agreements upon the following termination events: (i) termination by us without “cause” or by the executive for “good reason” other than a termination within two years following a “change in control” of the Company; (ii) termination by us without “cause” or by the named executive for “good reason” within two years following a “change in control” of the Company; and (iii) death or disability of the named executive officer. The potential payments to the named executive officers will vary depending on which one of these termination events occurs.
Regardless of the reason for any termination of employment, each named executive officer is entitled to receive the following benefits upon termination pursuant to his employment agreement with the Company: (i) payment of any unpaid portion of the named executive officer’s base salary through the effective date of termination; (ii) payment of any accrued but unused vacation pay through the effective date of termination, to the extent provided by the Company’s vacation policy; (iii) reimbursement for any outstanding reasonable business expenses; and (iv) payment of any compensation or benefits as may be required by any Company employee benefit plans or programs.
Termination by us for “Cause” or by the named executive officer without “Good Reason”
If we terminate any named executive officer’s employment agreement for “cause” or the named executive officer terminates his or her employment agreement without “good reason,” the executive will only receive the benefits described in the paragraph immediately above, regardless of the reason for the termination of employment.
Termination by us without “Cause” or by the named executive officer for “Good Reason”, outside of a Change in Control
If we terminate any named executive officer without “cause” or a named executive officer terminates his or her employment for “good reason,” in either case other than following the execution of a definitive agreement the consummation of which would result in, or within two years following, a change in control, the named executive will have the right to receive, in addition to the benefits to be provided regardless of the reason for the termination of employment, a severance payment that will consist of: (i) cash payment equal to one times the sum of the named executive officer’s base salary and target bonus, (ii) a pro rata bonus for the year of termination, determined based on actual performance, (iii) health care continuation for 18 months, (iv) certain equity vesting benefits as described in the following sentence, and (v) any unpaid annual bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the termination date. With respect to the equity vesting benefits referenced in (iv) above, any outstanding unvested portion of the Formation Units the named executive officer received in connection with the formation (the “Initial Formation Award”) and any LTIP Units or other equity awards without performance conditions will vest, and for any Performance-Based LTIP Units and other performance-based awards, a pro rata portion of the awards scheduled to vest on the next vesting date will vest (if earned pursuant to the terms and conditions of the award agreement) based on the number of days completed in the vesting cycle then in process for such awards up to and including the date of termination, divided by the total number of days in such vesting cycle; provided, however, that if any applicable award agreement would provide for more favorable treatment in a specific circumstance, such award agreement shall govern.
Termination by us without “Cause” or by the named executive officer for “Good Reason”, following a Change in Control
If we terminate any named executive officer without “cause” or the named executive officer terminates his or her employment for “good reason,” in either case following the execution of a definitive agreement the consummation of which would result in, or within two years following, a change in control, the named executive will have the right to receive, in addition to the benefits to be provided regardless of the reason for the termination of employment, a severance payment that will consist of: (i) cash payment equal to two times (or three times for W. Matthew. Kelly) the sum of such named executive officer’s base salary and target bonus, (ii) a pro rata amount of his or her target annual bonus for the year of termination, (iii) health care continuation for two years, (iv) certain equity vesting benefits as described in the next sentence, and (v) any unpaid annual bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the termination date. With respect to the equity vesting benefits referenced in (iv) above, all outstanding unvested equity-based awards (including the named executive officer’s Initial Formation Award) will vest.
For purposes of the employment agreements, the terms, “Cause,” “Good Reason” and “Change in Control” are defined as follows:
“Cause” generally means the named executive officer’s (i) conviction of, or plea of guilty or nolo contendere to, a felony; (ii) willful and continued failure to use reasonable best efforts to substantially perform his or her duties (other than such failure resulting from the named executive officer’s incapacity due to physical or mental illness) that the named executive officer fails to remedy to our reasonable satisfaction within 30 days after our written notice of such failure; or (iii) willful misconduct that is materially economically injurious to us.
“Good reason” generally means: (i) a reduction in base salary or target annual bonus, (ii) a material diminution in position, authority, duties or responsibilities or the assignment of duties materially and adversely inconsistent with the named executive officer’s position as provided under the named executive officer’s employment agreement; (iii) a relocation of employment to a location outside of the Washington, DC metropolitan area; or (iv) our material breach of any provision of the employment agreement or any equity agreement with the named executive officer, which will be deemed to include (x) the named executive officer’s not holding the title prescribed under the employment agreement, (y) failure of our successor to assume the employment agreement and (z) the named executive officer no longer reporting directly to our Chief Executive Officer (or, in the case of W. Matthew. Kelly, our Board).
“Change in Control” means the occurrence of one of the following events:
(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding common shares (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this section, the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or (d) any acquisition by any entity pursuant to a transaction that complies with the provisions of sections (iii)(1), (2) and (3) below;
(ii) Any time at which individuals who, as of the date hereof, constitute the board of trustees of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

The compensation payable to named executive officers upon such terminations or change in control will be paid in a single lump sum. The other benefits will be conditioned upon the named executive’s continued compliance with the non-competition, non-solicitation, confidentiality and other covenants contained in the employment agreement. All of the foregoing benefits payable upon termination are conditioned upon the named executive’s execution of a general release of claims.
Death or Disability
If a named executive’s employment is terminated by reason of “disability” or death, the executive, or his or her beneficiary, legal representative or estate, in the case of his death, will be entitled to receive: (i) vesting of any outstanding unvested portion of the Initial Formation Award, (ii) vesting of a prorated portion of any outstanding unvested Performance-Based LTIP Units scheduled to vest on the next vesting date (if earned pursuant to the terms and conditions of the award agreement) based on the number of days completed in the vesting cycle then in process for such awards up to and including the date of termination, divided by the total number of days in such vesting cycle; provided, however, if any applicable award agreement would provide for more favorable treatment in a specific circumstance, such award agreement shall govern, (iii) vesting of all outstanding unvested LTIP Units, (iv) a pro rata bonus for the year of termination, determined based on actual performance, and (v) any unpaid annual bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the termination date. Under the employment agreement, the Company may terminate the named executive’s employment for “disability” if, as a result of the executive’s incapacity due to physical or mental illness, he or she has been substantially unable to perform his or her duties under the agreement for a continuous period of 180 days, and within 30 days after written notice of termination is given after such 180-day period, the executive shall not have returned to the substantial performance of his or her duties on a full-time basis.
Omnibus Plan
The Omnibus Plan provides that if the Company experiences a change in control, then the Compensation Committee may take one or more of the following actions with respect to outstanding awards, in its sole discretion: (i) settle the awards for an amount of cash or securities; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of employment within a specified period after a change in control) upon which the vesting of such awards or lapse of restrictions thereon will accelerate; (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue (as is or as adjusted by the Compensation Committee) after closing or (v) provide that for a period of at least 20 days prior to the change in control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the change in control will be exercisable as to all shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the change in control and if the change in control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the change in control will terminate and be of no further force and effect as of the consummation of the change in control. Under the Omnibus Plan, the term “change in control” has the same meaning assigned to such term in the employment agreements.
Unit Issuance Agreements
Our named executive officers received consideration consisting of OP Units in connection with the formation in 2017 for their ownership interests in the JBG management company that was contributed to us. These OP Units were issued pursuant to Unit Issuance Agreements that contained vesting and/or transfer restrictions. Fifty percent of such units vested at the consummation of the formation, with the remaining 50% scheduled to vest in equal monthly installments over a 30-month period beginning on February 1, 2020 and ending on July 1, 2022, as long as the individual remains employed by us (subject to accelerated vesting upon the employee’s death or “disability,” or the termination of the employee’s employment with us or our affiliates without “cause” or by the employee for “good reason,” or upon the occurrence of a “change in control” or upon non-renewal by us of the employee’s employment agreement, as those terms are defined in the executive’s employment agreement). The OP Units that were fully vested at the time of issuance were not be transferable or redeemable, including for our common shares or otherwise, for three years following the formation (subject to early termination of the transfer restrictions upon the occurrence of certain specified events similar to those that trigger accelerated vesting, as described above), except that up to 10% of an individual’s total OP Units could be sold, pledged or redeemed for our common shares during that period (subject to the transfer and redemption restrictions imposed on the OP Units generally by the limited partnership agreement of our operating partnership). The OP Units that vest after issuance will be subject to the foregoing restrictions on transfer and redemption for five years following the formation(subject to early termination of the transfer restrictions upon the occurrence of certain specified events similar to those that trigger accelerated vesting, as described above).
Quantification of Benefits under the Termination and Change in Control Events
The following table summarizes the cash payments and estimated equivalent cash value of benefits that would have been provided to our named executive officers under the terms of their employment agreements described above upon termination under various scenarios, or upon a change in control without a termination, as of December 31, 2020.
	Termination			No Termination
Name	Without Cause/For Good Reason	Without Cause/ For Good Reason Upon or Within Two Years Following a Change of Control	Death/Disability	Change in Control(1)
W. Matthew Kelly
Cash Severance(2)	$1,500,000	$4,500,000	$—	$—
Pro Rata 2020 Bonus	$637,500(3)	$750,000(4)	$637,500(3)	$—
Healthcare Benefits	$25,914	$34,551	$—	$—
Accelerated Vesting of Time-Based LTIP Units(5)	$7,471,435	$7,471,435	$7,471,435	$—
Accelerated Vesting of Performance-Based LTIP Units(6)	$4,380,927	$6,690,060	$4,380,927	$—
Accelerated Vesting of Initial Formation Award(7)	$—	$—	$—	$—
Cancellation of Equity Awards in Exchange for Cash	$—	$—	$—	$22,725,848
Accelerated OP Units under Unit Issuance Agreement(8)	$10,122,787	$10,122,787	$10,122,787	$10,122,787
David P. Paul
Cash Severance(2)	$1,250,000	$2,500,000	$—	$—
Pro Rata 2020 Bonus	$531,250(3)	$625,000(4)	$531,250(3)	$—
Healthcare Benefits	$25,914	$34,551	$—	$—
Accelerated Vesting of Time-Based LTIP Units(5)	$2,526,616	$2,526,616	$2,526,616	$—

	Termination			No Termination
Name	Without Cause/For Good Reason	Without Cause/ For Good Reason Upon or Within Two Years Following a Change of Control	Death/Disability	Change in Control(1)
Accelerated Vesting of Performance-Based LTIP Units(6)	$2,070,011	$2,652,978	$2,070,011	$—
Accelerated Vesting of Initial Formation Award(7)	$—	$—	$—	$—
Cancellation of Equity Awards in Exchange for Cash	$—	$—	$—	$7,951,836
Accelerated OP Units under Unit Issuance Agreement(8)	$4,496,970	$4,496,970	$4,496,970	$4,496,970
Stephen W. Theriot
Cash Severance(2)	$1,100,000	$2,200,000	$—	$—
Pro Rata 2020 Bonus	$467,500(3)	$550,000(4)	$467,500(3)	$—
Healthcare Benefits	$25,914	$34,551	$—	$—
Accelerated Vesting of Time-Based LTIP Units(5)	$1,425,099	$1,425,099	$1,425,099	$—
Accelerated Vesting of Performance-Based LTIP Units(6)	$1,078,878	$1,458,370	$1,078,878	$—
Accelerated Vesting of Initial Formation Award(7)	$—	$—	$—	$—
Cancellation of Equity Awards in Exchange for Cash	$—	$—	$—	$4,457,539
Kevin “Kai” Reynolds
Cash Severance(2)	$1,000,000	$2,000,000	$—	$—
Pro Rata 2020 Bonus	$425,000(3)	$500,000(4)	$425,000(3)	$—
Healthcare Benefits	$25,914	$34,551	$—	$—
Accelerated Vesting of Time-Based LTIP Units(5)	$2,033,457	$2,033,457	$2,033,457	$—
Accelerated Vesting of Performance-Based LTIP Units(6)	$1,187,822	$1,788,269	$1,187,822	$—
Accelerated Vesting of Initial Formation Award(7)	$—	$—	$—	$—
Cancellation of Equity Awards in Exchange for Cash	$—	$—	$—	$6,202,780
Accelerated OP Units under Unit Issuance Agreement(8)	$3,385,353	$3,385,353	$3,385,353	$3,385,353
M. Moina Banerjee
Cash Severance(2)	$850,000	$1,700,000	$—	$—
Pro Rata 2020 Bonus	$361,250(3)	$425,000(4)	$361,250(3)	$—
Healthcare Benefits	$25,914	$34,551	$—	$—
Accelerated Vesting of Time-Based LTIP Units(5)	$1,269,437	$1,269,437	$1,269,437	$—
Accelerated Vesting of Performance-Based LTIP Units(6)	$822,151	$1,185,696	$822,151	$—
Accelerated Vesting of Initial Formation Award(7)	$—	$—	$—	$—
Cancellation of Equity Awards in Exchange for Cash	$—	$—	$—	$3,922,728
Accelerated OP Units under Unit Issuance Agreement(8)	$1,409,870	$1,409,870	$1,409,870	$1,409,870

(1)
Consists of a Change in Control under the Omnibus Plan in which the Compensation Committee, in its sole discretion, elects to settle all outstanding awards, whether vested or unvested, for cash, as permitted under the Omnibus Plan. Amounts assume that, with respect to the Performance-Based LTIP Units, the Compensation Committee elects, in its sole discretion, to deem the performance conditions satisfied at maximum level, as permitted under the Omnibus Plan. Amounts calculated as the product of (x) the number of any Time-Based LTIP Units that have not vested and the number of all Performance-Based LTIP Units, at the maximum level, that have not vested, respectively, multiplied by (x) the closing price of our common shares of $31.27 on December 31, 2020. No value is attributable to the Formation Units because the “participation threshold” ($37.10) of the Formation Units is in excess of the closing price of our common shares on December 31, 2020.

(2)
Represents cash severance payment based on 2020 base salary and 2020 target bonus.

(3)
Based on the assumption that the termination of employment occurs on December 31, 2020, the “pro rata” bonus payment is equivalent to the actual bonus paid for such entire fiscal year.

(4)
Based on the assumption that the termination of employment occurs on December 31, 2020, the “pro rata” bonus payment is equivalent to the target bonus for such fiscal year.

(5)
Amount calculated as (i) the number of units that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2020 Table) multiplied by (ii) the closing price of our common shares of $31.27 on December 31, 2020.

(6)
Amounts calculated based on our absolute TSR and TSR relative to our peer group for each Performance-Based LTIP Unit award over a specified period ending December 31, 2020 and (i) for termination without Cause or for Good Reason not in connection with a Change in Control, or termination upon death or Disability, represents a pro rata portion of the awards scheduled to vest on the next vesting date, except where the award agreement provides for more favorable treatment, and (ii) for termination without Cause or for Good Reason upon or within two years following a Change in Control, represents full vesting of the award.

(7)
Accelerated vesting of Formation Units is calculated as the difference between the closing price of our common shares of $31.27 on December 31, 2020 and the “participation threshold” ($37.10) of the Formation Units, which value is negative.

(8)
Accelerated vesting of OP Units under the Unit Issuance Agreements is calculated as (i) the number of OP Units that have not vested multiplied by (ii) the closing price of our common shares of $31.27 on December 31, 2020.

Equity Compensation Plan Information
The following table sets forth certain information concerning our common shares authorized for issuance under the Omnibus Plan and our Employee Share Purchase Plan (the “ESPP”) as of December 31, 2020.
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders(1)	7,069,242(2)	$—	5,031,719(3)
Equity compensation plans not approved by shareholders	—	—	—
Total equity compensation plans	7,069,242	$—	5,031,719

(1)
Each of the Omnibus Plan and the ESPP was adopted by our Board on June 23, 2017, approved by our sole shareholder on July 10, 2017 and became effective as of July 17, 2017.

(2)
This amount represents the number of our common shares that may be issued upon conversion of OP units that may be received upon conversion of LTIP Units, Time-Based LTIP Units, Performance-Based LTIP Units and Formation Units awarded under the Omnibus Plan. This amount assumes that the maximum number of our common shares is issued upon achievement of the performance targets for the Performance-Based LTIP Units.

(3)
As of December 31, 2020, there were 3,096,919 common shares available for future issuance under the Omnibus Plan and 1,934,800 common shares available for future issuance under the ESPP.

CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee

(excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
To identify the “median employee” from our employee population, we used W-2 Medicare compensation for employees (annualizing such compensation for employees who had worked less than the 12-month period) and excluding our CEO from the calculation. We did not use any statistical sampling techniques and did not make any cost of living adjustments in identifying our median employee. Using this methodology, we determined that we had 1,047 employees as of December 31, 2020. We identified our median employee from this employee population.
The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $7,396,015. The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $85,843. The ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2020 is 86.16 to 1.The SEC’s rules for calculating the required pay ratio permit companies to use reasonable estimates and assumptions in their methodologies, and companies have different employee populations and compensation practices. As a result, pay ratios reported by other companies may not be comparable to the pay ratio reported above.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, trustees and persons who beneficially own more than 10% of our common shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, trustees, and beneficial owners with more than 10% of our common shares are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year.
Based solely on our review of copies of such reports and written representations from our executive officers and trustees, we believe that our executive officers and trustees filed all reports required by Section 16(a) of the Exchange Act on a timely basis, except for one report relating to one transaction for Robert Stewart, which was reported late due to an administrative error.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of March 8, 2021, we had approximately 131.5 million common shares outstanding and 13.7 million OP Units outstanding (other than OP Units owned by us) for an aggregate of approximately 145.2 million outstanding shares and OP Units. This section sets forth information regarding the beneficial ownership of our executive officers, trustees and holders known to us to hold more than 5% of our common shares.
Security Ownership of Trustees and Executive Officers
The table below sets forth the beneficial ownership of the Company’s securities by its trustees, named executive officers and trustees and executive officers as a group as of March 8, 2021.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all securities shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
Unless otherwise indicated, the address of each named person is c/o JBG SMITH Properties, 4747 Bethesda Avenue, Suite 200, Bethesda, MD 20814.
To our knowledge, no shares beneficially owned by any executive officer or trustee, except Robert A. Stewart, have been pledged as security.
	Number of Common Shares and OP Units(1)	Percentage of All Common Shares(2)	Percentage of All Common Shares and OP Units(3)
Steven Roth(4)	4,518,745	3.43%	3.10%
W. Matthew Kelly(5)	819,409	*	*
M. Moina Banerjee(6)	159,680	*	*
Phyllis R. Caldwell	—	*	*
Scott A. Estes(7)	55,654	*	*
Alan S. Forman(8)	12,071	*	*
Michael J. Glosserman(9)	339,902	*	*
Charles E. Haldeman, Jr.(10)	100,240	*	*
Alisa M. Mall	—	*	*
Carol A. Melton(11)	17,740	*	*
William J. Mulrow(12)	12,071	*	*
David P. Paul(13)	533,720	*	*
Kevin “Kai” Reynolds(14)	353,433	*	*
D. Ellen Shuman(15)	14,965	*	*
Robert A. Stewart(16)	795,932	*	*
Stephen W. Theriot(17)	86,947	*	*
All trustees and executive officers as a group (18 people)	7,937,599	5.89%	5.43%

*
Less than 1.0%

(1)
Includes, for the named person(s), the sum of (a) the total number of common shares and (b) the total number of common shares issuable to such person(s) upon exchange of certain interests in our Operating Partnership within 60 days of March 8, 2021, including vested OP Units and booked-up, vested LTIP Units, which are exchangeable for common shares upon conversion to OP Units.

(2)
The total number of common shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 131,471,957 common shares outstanding within 60 days of March 8, 2021 and (b) the number of common shares that are issuable to such person(s) upon exchange of certain interests in our Operating Partnership that are exchangeable for common shares within 60 days of March 8, 2021, including vested OP units and booked-up, vested LTIP Units, which are exchangeable for common shares upon conversion to OP Units. Assumes that all vested OP Units and all booked-up, vested LTIP Units that each person owns have been exchanged for common shares.

(3)
The total number of common shares and OP Units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 131,471,957 common shares outstanding within 60 days of March 8, 2021, (b) 1,120,420 OP Units vested and outstanding within 60 days of March 8, 2021 (other than OP Units held by us) and (c) 1,625,459 outstanding booked-up, vested LTIP Units, which are exchangeable for common shares upon conversion to OP Units. Assumes that all outstanding booked-up, vested LTIP Units that each person owns have been converted into OP Units.

(4)
Consists of 4,247,225 common shares, 263,431 OP Units and 8,089 vested LTIP Units convertible into OP Units within 60 days of March 8, 2021. Interstate Properties, a partnership of which Mr. Roth is one of the three general partners, received 2,751,774 common shares in the distribution by Vornado. These common shares are included in the total common shares and the percentage of common shares beneficially owned for Mr. Roth. Mr. Roth shares voting power and investment power with respect to these common shares with the two other general partners. Also includes 1,936 common shares owned by the Daryl and Steven Roth Foundation over which Mr. Roth holds sole voting power and sole investment power. Does not include 18,649 common shares which are owned by Mr. Roth’s spouse, as to which Mr. Roth disclaims any beneficial interest.

(5)
Consists of 51,486 common shares, 533,799 vested OP Units and 234,124 vested LTIP Units (including 21,923 LTIP Units granted in lieu of cash bonus) convertible into OP Units within 60 days of March 8, 2021. Does not include 320,000 OP Units held through a limited liability company in which certain trusts for the benefit of parties other than Mr. Kelly own equity interests, as to which Mr. Kelly disclaims beneficial ownership. The total excludes Performance-Based LTIP Units that remain subject to performance-based vesting conditions, 297,744 Time-Based LTIP units that remain subject to time-based vesting conditions and 238,532 unvested OP Units that are subject to Unit Issuance Agreement vesting restrictions.

(6)
Consists of 5,000 common shares, 114,937 vested OP Units and 39,743 vested LTIP Units convertible into OP Units within 60 days of March 8, 2021. The total excludes Performance-Based LTIP Units that remain subject to performance-based vesting conditions, 48,403 Time-Based LTIP Units that remain subject to time-based vesting conditions and 33,222 unvested OP Units that are subject to Unit Issuance Agreement vesting restrictions.

(7)
Consists of 40,000 common shares and 15,654 vested LTIP Units convertible into OP Units within 60 days of March 8, 2021.

(8)
Consists of 12,071 vested LTIP Units convertible into OP Units within 60 days of March 8, 2021.

(9)
Consists of 331,813 vested OP Units and 8,089 vested LTIP Units convertible into OP Units within 60 days of March 8, 2021. The total excludes 139,258 unvested OP Units that are subject to Unit Issuance Agreement vesting restrictions.

(10)
Consists of 85,000 common shares and 15,240 vested LTIP Units convertible into OP Units within 60 days of March 8, 2021.

(11)
Consists of 2,500 common shares and 15,240 vested LTIP Units convertible into OP Units within 60 days of March 8, 2021.

(12)
Consists solely of 12,071 vested LTIP Units convertible into OP Units within 60 days of March 8, 2021.

(13)
Consists of 29,619 common shares, 371,644 vested OP Units and 132,457 vested LTIP Units (including 18,269 LTIP Units granted in lieu of cash bonus) convertible into OP Units within 60 days of March 8, 2021. The total excludes Performance-Based LTIP Units that remain subject to performance-based vesting conditions, 84,183 Time-Based LTIP Units that remain subject to time-based vesting conditions and 105,966 unvested OP Units that are subject to Unit Issuance Agreement vesting restrictions.

(14)
Consists of 16,009 common shares, 280,481 vested OP Units and 56,943 vested LTIP Units convertible into OP Units within 60 days of March 8, 2021. The total excludes Performance-Based LTIP Units that remain subject to performance-based vesting conditions, 78,276 Time-Based LTIP Units that remain subject to time-based vesting conditions and 79,772 unvested OP Units that are subject to Unit Issuance Agreement vesting restrictions.

(15)
Consists solely of 14,965 vested LTIP Units convertible into OP Units within 60 days of March 8, 2021.

(16)
Consists of 122,790 common shares, 567,432 vested OP Units and 105,710 vested LTIP Units convertible into OP Units within 60 days of March 8, 2021. The total excludes Performance-Based LTIP Units that remain subject to performance-based vesting conditions, 26,326 Time-Based LTIP Units that remain subject to time-based vesting conditions and 188,384 unvested OP Units that are subject to Unit Issuance Agreement vesting restrictions. Of the 567,432 vested OP Units owned by Mr. Stewart, 359,183 OP Units are pledged as collateral for a line of credit.

(17)
Consists of 16,283 common shares, 4,556 OP Units and 66,108 vested LTIP Units (including 8,038 LTIP Units granted in lieu of cash bonus) convertible into OP Units within 60 days of March 8, 2021. The total excludes Performance-Based LTIP Units that remain subject to performance-based vesting conditions and 67,261 Time-Based LTIP Units that remain subject to time-based vesting conditions.

Security Ownership of Certain Beneficial Owners
The following table sets forth the beneficial ownership of the Company’s securities by each holder of five percent or more of our common shares as of March 8, 2021.
	Number of Common Shares and Partnership Units(1)	Percentage of All Common Shares	Percentage of All Common Shares and Partnership Units(2)
The Vanguard Group, Inc.(3) 100 Vanguard Boulevard Malvern, PA 19355	17,098,065	13.01%	11.73%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	13,053,525	9.93%	8.96%
Norges Bank (The Central Bank of Norway)(5) Bankplassen 2 PO Box 1179 Sentrum NO 0107 Oslo, Norway	11,714,255	8.91%	8.04%
T. Rowe Price Associates, Inc.(6) 100 E. Pratt Street Baltimore, MD 21202	8,670,563	6.59%	5.95%
APG Asset Management US Inc.(7) 666 3rd Ave., 2nd Floor, New York, NY 10017	7,219,500	5.49%	4.95%

(1)
Consists solely of common shares.

(2)
The total number of common shares and OP Units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 131,471,957 common shares outstanding within 60 days of March 8, 2021, (b) 1,120,420 OP Units vested and outstanding within 60 days of March 8, 2021 (other than OP Units held by us) and (c) 1,625,459 outstanding booked-up, vested LTIP Units, which are exchangeable for common shares upon conversion to OP Units. Assumes that all outstanding booked-up, vested LTIP Units that each person owns have been converted into OP Units.

(3)
Based on information provided in a Schedule 13G/A filed on February 10, 2021 by The Vanguard Group. The Vanguard Group has sole voting power with respect to no common shares, shared voting power with respect to 349,825 common shares, sole dispositive power with respect to 16,652,247 common shares and shared dispositive power with respect to 445,818 common shares. The Vanguard Group’s shares are held by Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited.

(4)
Based on information provided in a Schedule 13G/A filed on January 29, 2021 by BlackRock. BlackRock has sole voting power with respect to 12,559,496 common shares and sole dispositive power with respect to 13,053,525 common shares.

(5)
Based on information provided in a Schedule 13G/A filed on February 10, 2021 by Norges Bank. Norges Bank has sole voting power and sole dispositive power with respect to 11,714,255 common shares.

(6)
Based on information provided in a Schedule 13G filed on February 16, 2021 by T. Rowe Price. T. Rowe Price has sole voting power with respect to 2,298,066 common shares and sole dispositive power with respect to 8,670,563 common shares.

(7)
Based on information provided in a Schedule 13G/A filed on January 19, 2021 by APG Asset Management US Inc., APG Asset Management US Inc., APG Asset Management, N.V., APG Groep, N.V. and Stichting Pensioenfonds ABP have shared voting power with respect to 7,219,500 common shares and shared dispositive power with respect to 7,219,500 common shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions
Our Board has adopted a policy regarding transactions with related persons, which we refer to as our “related party transactions policy.” Our related party transactions policy requires that a “related party,” which is defined as (i) any person who is or was a trustee, nominee for trustee, or executive officer of the Company at any time since the beginning of the last fiscal year, even if such person does not presently serve in that role; (ii) any person known by the Company to be the beneficial owner of more than 5% of the Company’s common shares when the related party transaction in question is expected to occur or exist (or when it occurred or existed); and (iii) any person who is or was an immediate family member of any of the foregoing when the related party transaction in question is expected to occur or exist (or when it occurred or existed), must promptly disclose any “related party transaction” (defined as any transaction directly or indirectly involving any related party that is required to be disclosed under Item 404(a) of Regulation S-K) to the Chief Legal Officer. Related party transactions must be approved or ratified by either the Corporate Governance and Nominating Committee or the full Board.
Management Subcontracts
We provide third-party asset management and real estate services for the benefit of the JBG Legacy Funds, which are entities owned in part by members of our senior management, the Impact Pool and other third parties. Such services are provided pursuant to management subcontracts and other service agreements, which were entered into in connection with the formation. In 2020, we earned approximately $22.4 million, including reimbursements, in aggregate fees pursuant to these agreements.
Robert A. Stewart Employment Agreement and Separation Agreement
In connection with the formation we entered into an employment agreement with Mr. Robert Stewart, our Vice Chairman, the non-economic terms of which are substantially the same as employment agreements with our named executive officers. Effective January 1, 2020, the Company and Mr. Stewart agreed to modify the terms of his employment agreement to provide that Mr. Stewart’s base salary would be reduced to $50,000 and, for 2020, he would receive a grant of long-term incentive partnership units in an amount not less than $500,000 divided by the fair value of a long-term incentive partnership unit on the grant date. In 2020, we issued Mr. Stewart 19,880 LTIP Units. In connection with Mr. Stewart’s retirement from his officer role with the Company, effective July 31, 2020, we entered into a separation and release agreement with Mr. Stewart, pursuant to which Mr. Stewart’s unvested equity awards will remain outstanding following July 31, 2020 and will continue to vest in accordance with their terms for so long as Mr. Stewart continues to serve as a member of the Board. In addition, the separation agreement provides that Mr. Stewart will continue to receive Company-provided medical insurance coverage for a period of 18 months commencing July 31, 2020 and use of his administrative assistant until December 31, 2020.
Partnership Agreement
In connection with the formation, in July 2017, we entered into the partnership agreement with the limited partners, some of whom are our trustees and executive officers, in our operating partnership. As of the Record Date, we owned, directly or indirectly, approximately 90.5% of the partnership interests in our operating partnership. In the future, we may issue additional interests in our operating partnership to trustees or executive officers.
Subject to certain specified notice requirements, periodic limits and minimum thresholds set forth in the partnership agreement, a limited partner may generally exercise a redemption right to redeem OP Units at any time beginning the later of (1) August 1, 2018, and (2) twelve months from the date of the issuance of the limited partnership units held by the limited partner, subject to certain limitations in terms of timing and the total number of OP Units that can be redeemed in a single year. In addition, we may reduce or waive the holding period.

Indemnification Agreements
We entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. Maryland law permits a real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.
However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a real estate investment trust to advance reasonable expenses to a trustee or officer upon the real estate investment trust’s receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the real estate investment trust and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.

MISCELLANEOUS
Other Matters to Come Before the Annual Meeting
No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the proxy card will vote all proxies solicited by this Proxy Statement as recommended by the Board, or, if no such recommendation is given, in their own discretion.
Shareholder Proposals and Nominations for the 2022 Annual Meeting
Any proposal of a shareholder intended to be included in our proxy statement for the 2022 Annual Meeting pursuant to SEC Rule 14a-8 must be received by us no later than November 17, 2021 unless the date of our Annual Meeting is more than 30 days before or after April 29, 2022, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be directed to our Corporate Secretary, at 4747 Bethesda Avenue, Suite 200, Bethesda, MD 20814.
In addition, any shareholder who wishes to propose a nominee to the Board or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the shareholders for the 2022 Annual Meeting must be received no earlier than October 18, 2021 and no later than 5:00 p.m., Eastern Time, on November 17, 2021. If, however, the 2022 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the Annual Meeting, notice by the shareholder to be timely must be received no earlier than the 150th day prior to the date of the meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the meeting or the tenth day following the date of the first public announcement of the meeting.
Householding of Proxy Materials
If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-866-540-7095). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, we will promptly send a copy to you if you address your written request to or call JBG SMITH Properties, 4747 Bethesda Avenue, Suite 200, Bethesda, MD 20814, Attention: Sean Mintz at (240) 333-3755 or email smintz@jbgsmith.com. If you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting Investor Relations in the same manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2021
This Proxy Statement and our 2020 Annual Report are available on our website at www.jbgsmith.com. Information on or accessible through our website is not and should not be considered part of this Proxy Statement. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.
Additional copies of this Proxy Statement and our Annual Report will be furnished to our shareholders upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this Proxy Statement.
By Order of the Board of Trustees,

Steven A. Museles Chief Legal Officer and Corporate Secretary
Bethesda, Maryland
March 17, 2021

Annex A
Amendment No. 3
to the
JBG SMITH Properties
2017 Omnibus Share Plan
The 2017 Omnibus Share Plan of JBG SMITH Properties, effective July 17, 2017 (the “Plan”), is hereby amended as follows, subject to and effective upon approval by the Company’s shareholders:
1.
The first sentence of Section 2 of the Plan is hereby amended in its entirety to read as follows:

“Subject to the provisions of this Section 2 or any adjustment as provided in Section 18, effective April 29, 2021, awards may be granted under the Plan with respect to 18,330,200 Share Equivalents (as defined below), which, in accordance with the share counting provisions of this Section 2, would result in the issuance of up to a maximum of 18,330,200 common shares, par value $.01, of beneficial interest in the Trust (the “Shares”) if all awards granted under the Plan were Full Value Awards (as defined below) and 18,330,200 Shares if all awards granted under the Plan were not Full Value Awards.”

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

DETACH AND RETURN THIS PORTION ONLY

JBG SMITH PROPERTIES

The Board of Trustees recommends you vote FOR the following:

Nominees:

	For	Against	Abstain
1a. Phyllis R. Caldwell	☐	☐	☐
1b. Scott A. Estes	☐	☐	☐
1c. Alan S. Forman	☐	☐	☐
1d. Michael J. Glosserman	☐	☐	☐
1e. Charles E. Haldeman, Jr.	☐	☐	☐
1f. W. Matthew Kelly	☐	☐	☐
1g. Alisa M. Mall	☐	☐	☐
1h. Carol A. Melton	☐	☐	☐
1i. William J. Mulrow	☐	☐	☐
1j. Steven Roth	☐	☐	☐
1k. D. Ellen Shuman	☐	☐	☐
1l. Robert A. Stewart	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

JBG SMITH PROPERTIES4747 BETHESDA AVENUE, SUITE 200BETHESDA, MARYLAND 20814VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 28, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/JBGS2021You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 28, 2021. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D33312-P47869KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D33313-P47869JBG SMITH PROPERTIES Annual Meeting of Shareholders April 29, 2021 8:30 AM This proxy is solicited by the Board of TrusteesThe undersigned shareholder(s) hereby appoint(s) W. Matthew Kelly and Steven A. Museles, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of JBG SMITH PROPERTIES that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, local time, on April 29, 2021, virtually at www.virtualshareholdermeeting.com/JBGS2021, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Trustees' recommendations.Continued and to be signed on reverse side